UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM 8-K



                Current Report Pursuant to Section 13 or 15(d) of
                           The Securities Act of 1934


                        Date of Report: February 28, 2000



                             WILD OATS MARKETS, INC.
             (Exact name of registrant as specified in its charter)


            Delaware                     0-21577                84-1100630
 (State or other jurisdiction of  Commission File Number     (I.R.S. Employer
 incorporation or organization)                           Identification Number)



                               3375 Mitchell Lane
                             Boulder, Colorado 80301
          (Address of principal executive offices, including zip code)

                                 (303) 440-5220
              (Registrant's telephone number, including area code)

                                TABLE OF CONTENTS

                                                                            Page
                                                                            ----

         Item 5.  Other Events.                                                3

         Item 7.  Financial Statements and Exhibits.                          42

         SIGNATURES                                                           43

ITEM 5.  OTHER EVENTS

On December 15, 1999, Wild Oats Markets, Inc. (the "Company") acquired all of the outstanding capital stock of Sun Harvest Farms, Inc. ("Sun Harvest") and all of the partnership interests in an affiliated entity from Sun Harvest's shareholders in exchange for 888,903 shares of the Company's $0.001 par value common stock. Sun Harvest operated nine natural foods stores and the affiliate operated four small vitamin stores in San Antonio, Austin, and other Texas communities. The transaction was accounted for as a pooling of interests, and accordingly, the Management's Discussion and Analysis of Supplemental Combined Financial Condition and Results of Operations and the Company's supplemental combined financial statements for all periods presented include the operations of Sun Harvest for the respective years, adjusted to conform with the Company's accounting policies and presentation.

The following supplemental combined financial statements are filed as a part of this report:

                                                                            Page
                                                                            ----
Management's Discussion and Analysis of Supplemental Combined Financial
     Condition and Results of Operations                                       4

Financial Statements
--------------------

Audited supplemental combined financial statements of Wild Oats Markets, Inc.

         Report of Independent Accountants by PricewaterhouseCoopers LLP      13
         Independent Auditors' Report by KPMG LLP                             14
         Report of Independent Auditors by Ernst & Young LLP                  15
         Supplemental Combined Statement of Operations
           for the Three Years Ended January 2, 1999                          16
         Supplemental Combined Balance Sheet as of
           January 2, 1999 and December 27, 1997                              17
         Supplemental Combined Statement of Changes in Stockholders' Equity
           (Deficit) for the Three Years Ended January 2, 1999                18
         Supplemental Combined Statement of Cash Flows
           for the Three Years Ended January 2, 1999                          19
         Notes to the Supplemental Combined Financial Statements              20

Unaudited supplemental combined financial statements of Wild Oats Markets, Inc.

         Supplemental Combined Statement of Operations for the Nine-Month
           Periods Ended October 2, 1999 and September 26, 1998               36
         Supplemental Combined Balance Sheet as of October 2, 1999            37
         Supplemental Combined Statement of Cash Flows for the Nine-Month
           Periods Ended October 2, 1999 and September 26, 1998               38
         Notes to the Supplemental Combined Financial Statements (Unaudited)  39

         MANAGEMENT'S DISCUSSION AND ANALYSIS OF SUPPLEMENTAL COMBINED
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following discussion and analysis of the supplemental combined financial condition and results of operations have been derived from our filings on Form 10-K for fiscal years ended 1998, 1997 and 1996, our filing on Form 8-K dated September 27, 1999, as amended on February 28, 2000 (which includes our historical consolidated financial statements that supercede the historical consolidated financial statements in our Annual Report on Form 10-K and reflects the pooling of interests transaction with Henry's Marketplace, Inc. which occurred on September 27, 1999), and our filings on Form 10-Q for the nine months ended September 26, 1998 and October 2, 1999. Our historical financial information has been revised to reflect the stock-for-stock transaction with the shareholders of Sun Harvest Farms, Inc. which occurred on December 15, 1999. This transaction has been accounted for as a pooling of interests and, accordingly, the accounts and operations of Sun Harvest have been included in the discussion of supplemental combined financial condition and results of operations for all periods presented below. As such, this data does not represent our historical financial position or operations.

     The Company declared a 3-for-2 stock split for all stockholders of record as of November 17, 1999, effective December 1, 1999. All shares and per-share prices presented herein have been retroactively restated to reflect this stock split.

     The information set forth below should be read in conjunction with our complete Supplemental Combined Financial Statements, included herein. References in this report on Form 8-K to "Wild Oats," "the Company," "we," "us," and "our" each refer to Wild Oats Markets, Inc.

OVERVIEW

     STORE OPENINGS, CLOSINGS, REMODELS, RELOCATIONS AND ACQUISITIONS. In 1999, and to date in 2000, we opened 11 new stores in Phoenix, Arizona, San Diego (two sites), California, Evanston and Hinsdale, Illinois, St. Louis, Missouri, Reno, Nevada, Madison, New Jersey, Albuquerque, New Mexico, Tulsa, Oklahoma and Nashville, Tennessee, and relocated six stores in Phoenix, Arizona, Ft. Collins, Colorado, West Hartford, Connecticut, Portland, Oregon, Memphis, Tennessee, and Salt Lake City, Utah. During the same period, we acquired 17 operating natural foods stores, including seven Nature's Fresh Northwest stores in metropolitan Portland, Oregon (of which one was subsequently relocated during the second quarter of 1999), four in metropolitan Boston, Massachusetts, three in Tucson, Arizona, two in Norwalk and Hartford, Connecticut (of which one was subsequently relocated during the first quarter of 2000), and one in Melbourne, Florida. We also consummated two stock-for-stock transactions, accounted for as poolings of interests, which included 24 stores in our historic store base, including 11 Henry's Marketplace stores in metropolitan San Diego, California (one of which was opened in 1999 and is included in the number of new stores opened discussed herein) and nine Sun Harvest and four vitamin stores in San Antonio, Austin and other Texas communities. We plan to open, acquire or relocate as many as 18 stores in the remainder of 2000. We are actively looking for other acquisition opportunities and may complete additional acquisitions in 2000. We will continue to evaluate the profitability of all of our stores on an ongoing basis and may, from time to time, make decisions regarding closures, disposals, relocations or remodels in accordance with such evaluations. As a result of such ongoing evaluations, we temporarily closed our Dallas store for remodeling and reopening under the "Sun Harvest" tradename during the first quarter of 2000. During 1999, we closed two Farm to Market stores in Tempe, Arizona and Buffalo Grove, Illinois and, to date in 2000, we closed two of our smaller stores. During the first half of 2000, we plan to remodel as many as 25 of our existing, older stores to remerchandise and incorporate new features.

     ACQUISITIONS. In 1999, and to date in 2000, we opened 11 new stores and acquired 17 stores, including:

     o Nature's Fresh Northwest which owned seven operating natural foods stores and one site in development in metropolitan Portland, Oregon. Nature's had sales of approximately $58.3 million in 1998.

         The purchase price was approximately $40.0 million in cash and assumption by us of a $17.0 million promissory note payable to the seller. This acquisition was accounted for using the purchase method and the excess of cost over the fair value of the assets acquired and liabilities assumed of $32.1 million was allocated to goodwill, which is being amortized on a straight-line basis over 40 years.

     o Four natural foods supermarkets operating under the name "Wild Harvest," located in the greater Boston, Massachusetts area, in exchange for $12.5 million in cash. The transaction was accounted for using the purchase method and the excess of cost over the fair value of the assets acquired of $782,000 was allocated to goodwill, which is being amortized on a straight-line basis over 40 years.

     We also consummated two stock-for-stock transactions accounted for as poolings of interests, which added 20 natural foods grocery stores and four small vitamin stores to our historic store base, with the following entities:

     o Henry's Marketplace, Inc., which owned 11 operating natural foods stores and one site in development in metropolitan San Diego, California. Henry's had sales of approximately $81.0 million in 1998. The merger consideration was 2,100,290 shares of our common stock. This transaction was accounted for as a pooling of interests.

     o Sun Harvest Farms, Inc., which owned nine operating natural food stores in San Antonio, Austin and other Texas communities and, through an affiliated entity also included in such transactions, four vitamin stores. Sun Harvest had sales of approximately $50.8 million in 1998. The merger consideration was 888,903 shares of our common stock. The transaction was accounted for as a pooling of interests.

     Our results of operations have been and will continue to be affected by, among other things, the number, timing and mix of store openings, acquisitions, relocations or closings. New stores build their sales volumes and refine their merchandise selection gradually and, as a result, generally have lower gross margins and higher operating expenses as a percentage of sales than more mature stores. We anticipate that the new stores opened in 1999 and to date in 2000 will experience operating losses for the first six to 12 months of operation, in accordance with historical trends. Further, acquired stores, while generally profitable as of the acquisition date, generate lower gross margins and store contribution margins than our company average due to their substantially lower volume purchasing discounts. Over time, typically six months, as we sell through the acquired inventories and are able to realize our volume purchase discounts, we expect that the gross margin and store contribution margin of the acquired stores will approach our company average. We anticipate that our current high concentration of acquired stores, including the Nature's, Henry's and Sun Harvest stores, will have a temporary negative impact on our consolidated results of operations.

     We are actively upgrading, remodeling or relocating some of our older stores. Remodels and relocations typically cause short-term disruption in sales volume and related increases in certain expenses as a percentage of sales, such as payroll. Remodels on average take between 90 and 120 days to complete. We cannot predict whether sales disruptions and the related impact on earnings may be greater in time or volume than projected in certain remodeled or relocated stores.

     STORE FORMAT AND CLUSTERING STRATEGY. We operate two store formats: supermarket and urban. The supermarket format is generally 15,000 to 35,000 gross square feet, and typically generates higher sales and store contribution than the urban format stores, which are generally 8,000 to 15,000 gross square feet. Our profitability has been and will continue to be affected by the mix of supermarket and urban format stores opened, acquired or relocated and whether stores are being opened in markets where we have an existing presence. We expect to focus primarily on opening, acquiring or relocating supermarket format stores in the future but will consider additional urban stores when appropriate opportunities arise. In addition, we pursue a strategy of clustering stores in each of our markets to increase overall sales, reduce operating costs and increase customer awareness. In the past, when we have opened a store in a market where we have an existing presence, our sales and operating results have declined at certain of our existing stores in that market. However, over time, we believe the affected stores generally will achieve store contribution margins comparable to prior levels on the lower base of sales. We intend to continue to pursue our store clustering strategy and expect the sales and operating results trends for other stores in an expanded market to continue to experience temporary declines related to the clustering of stores.

     COMPARABLE STORE SALES RESULTS. Sales of a store are deemed to be comparable commencing in the thirteenth full month of operations for new, relocated and acquired stores. A variety of factors affect our comparable store sales results, including, among others:


     o the opening of stores by us or by our competitors in markets where we have existing stores

     o   the relative proportion of new or relocated stores to mature stores

     o   store remodels

     o   the timing of promotional events

     o   our ability to execute our operating plans effectively

     o   changes in consumer preferences for natural foods products

     o    general economic conditions.

Past increases in comparable store sales may not be indicative of future performance.

     Our comparable store sales results have been negatively affected in the past by planned cannibalization, which is the loss of sales at an existing store when we open a new store nearby, resulting from the implementation of our store clustering strategy. We expect that comparable sales increases will continue to be negatively affected in 2000 by planned cannibalization due to the opening of new or relocated stores in several of our existing markets, including, among others, Phoenix, Arizona, San Diego, California, Kansas City and St. Louis, Missouri, Las Vegas, Nevada, Albuquerque, New Mexico, Portland, Oregon, and Salt Lake City, Utah. There can be no assurance that comparable store sales for any particular period will not decrease in the future.

     PRE-OPENING EXPENSES. Pre-opening expenses include labor, rent, utilities, supplies, marketing, and certain other costs incurred prior to a store's opening. Pre-opening expenses have averaged approximately $250,000 to $350,000 per store historically, although the amount per store may vary depending on the store format and whether the store is the first to be opened in a market or is part of a cluster of stores in that market.

     In April 1998, the American Institute of Certified Public Accountants issued Statement of Position 98-5, Accounting for Costs of Start-Up Activities. Statement of Position 98-5 requires that pre-opening costs be expensed as incurred. Statement of Position 98-5 is effective for fiscal years beginning after December 15, 1998, and the initial application should be reported as a cumulative effect of a change in accounting principle. We adopted Statement of Position 98-5 in fiscal 1999 and recorded approximately $281,000 as a cumulative effect of a change in accounting principle, net of taxes, during 1999.

RESULTS OF OPERATIONS

     The following table sets forth, for the periods indicated, certain selected income statement data expressed as a percentage of sales:

                                                         FISCAL YEAR              NINE MONTHS ENDED
                                               ----------------------------- ----------------------------
                                                1996         1997     1998   SEPT. 26, 1998  OCT. 2, 1999
                                               -------     -------   ------- --------------  ------------
Sales                                            100.0%      100.0%    100.0%      100.0%        100.0%
Cost of goods sold and occupancy costs            69.6        69.8      69.6        69.5          69.4
                                               -------     -------   -------     -------       -------
Gross margin                                      30.4        30.2      30.4        30.5          30.6
Direct store expenses                             23.2        22.4      21.3        21.4          21.4
Selling, general and administrative expenses       4.1         3.7       3.8         3.9           3.9
Pre-opening expenses                               0.6         0.3       0.6         0.5           0.4
Non-recurring expenses                             2.4          --       0.1         0.1           2.2
                                               -------     -------   -------     -------       -------
Income from operations                             0.1         3.8       4.6         4.6           2.7
Interest expense, net                              0.5         0.1        --          --           0.5
                                               -------     -------   -------     -------       -------
Income (loss) before income taxes                 (0.4)        3.7       4.6         4.6           2.2
Income tax expense (benefit)                      (0.1)        1.3       1.5         1.4           0.6
                                               -------     -------   -------     -------       -------
Net income (loss) before cumulative effect
of change in accounting principle                 (0.3)        2.4       3.1         3.2           1.6
Cumulative effect of change in accounting
  principle, net of taxes                           --          --        --          --           0.1
                                               -------     -------   -------     -------       -------
Net income (loss)                                 (0.3)%       2.4%      3.1%        3.2%          1.5%
                                               =======     =======   =======     =======       =======

NINE MONTHS ENDED OCTOBER 2, 1999 AND SEPTEMBER 26, 1998

     SALES. Sales for the nine months ended October 2, 1999 increased 34.5% to $519.4 million from $385.9 million for the same period in 1998. The increase is primarily due to the opening of six new stores, the acquisition of 13 stores, and the relocation of five stores in the first nine months of 1999, as well as the inclusion of nine stores opened, two stores relocated, and seven stores acquired during 1998. Comparable store sales increased 7% for the nine months ended October 2, 1999, based on both new and acquired stores that have been operating longer than 12 months.

     GROSS PROFIT. Gross profit for the nine months ended October 2, 1999 increased 35.3% to $159.1 million from $117.6 million for the same period in 1998. The increase in gross profit is primarily attributable to the increase in the number of stores that we operate. Gross profit as a percentage of sales for the nine months ended October 2, 1999 remained relatively constant at 30.6% as compared to 30.5% for the same period in 1998.

     DIRECT STORE EXPENSES. Direct store expenses for the nine months ended October 2, 1999 increased 34.3% to $111.0 million from $82.7 million for the same period in 1998. The increase in direct store expenses is attributable to the increase in the number of stores that we operate. Direct store expenses as a percentage of sales for the nine months ended October 2, 1999 remained constant at 21.4% as compared to the same period in 1998.

     SELLING, GENERAL AND ADMINISTRATIVE EXPENSES. Selling, general and administrative expenses for the nine months ended October 2, 1999 increased 37.2% to $20.4 million from $14.8 million for the same period in 1998. The increase is the result of additional central and regional support staff and infrastructure that we added to support our increased number of stores. Selling, general and administrative expenses as a percentage of sales for the nine months ended October 2, 1999 remained constant at 3.9% for the same period in 1998.

     PRE-OPENING EXPENSES. Pre-opening expenses for the nine months ended October 2, 1999 increased 19.1% to $2.3 million from $1.9 million for the same period in 1998. The increase is attributable to the opening of six new stores and five relocated stores during the first nine months of 1999, as compared to the opening of five new stores and one relocated store during the same period in 1998. Additionally, in accordance with Statement of Position 98-

5, pre-opening expenses are recognized as incurred during fiscal 1999. Prior to fiscal 1999, pre-opening expenses were deferred until a store's opening date, at which time such costs were expensed in full. Pre-opening expenses as a percentage of sales for the nine months ended October 2, 1999 remained relatively constant at 0.4% as compared to 0.5% for the same period in 1998.

     NON-RECURRING EXPENSES. Non-recurring expenses of approximately $11.5 million were incurred during the first nine months of 1999. $10.9 million was incurred in the first quarter of 1999 resulting from certain decisions by our management regarding our operations and selected store closures. The first decision was a change in our strategic direction with respect to our two Farm to Market stores located in Buffalo Grove, Illinois, and Tempe, Arizona which resulted in a non-recurring expense of $4.5 million. The second decision involved the reallocation of corporate resources to service new and existing stores, rather than closed sites which resulted in a non-recurring expense of $6.4 million. Components of the non-recurring expenses consist primarily of non-cancelable lease obligations through the year 2000 in the amount of $1.2 million and of abandonment of fixed and intangible assets in the amount of $9.7 million. The remaining $600,000 related to professional fees for pooled transactions incurred in the third quarter of 1999.

     NET INTEREST EXPENSE (INCOME). Net interest expense for the nine months ended October 2, 1999 was $2.7 million as compared to net interest income of $55,000 for the same period in 1998. The change is attributable to increased borrowing from our revolving line of credit to fund new store openings and acquisition of 13 stores in the first nine months of 1999, and to lower levels of invested cash in the first nine months of 1999.

FISCAL 1998 COMPARED TO FISCAL 1997

     Fiscal 1998 contained 53 weeks of operations as compared to 52 weeks in fiscal 1997.

     SALES. Sales for the fiscal year ended January 2, 1999 increased 22.8% to $530.7 million from $432.0 million in 1997. The increase was primarily due to the acquisition of seven stores, the opening of nine new stores and the relocation of two stores, as well as the inclusion of a full year of sales for the five new stores opened, two stores relocated, and nine stores acquired in 1997. Comparable store sales increased 4% for 1998, as compared to 5% for 1997.

     GROSS PROFIT. Gross profit for the fiscal year ended January 2, 1999 increased 23.7% to $161.3 million from $130.3 million in 1997. The increase in gross profit is primarily attributable to the acquisition of seven stores and the opening of nine new stores. As a percentage of sales, gross profit increased to 30.4% from 30.2% in 1997 due to the maturation of our store base, our increasing volume purchase discounts and enhanced inventory management.

     DIRECT STORE EXPENSES. Direct store expenses for the fiscal year ended January 2, 1999 increased 17.2% to $113.1 million from $96.4 million in 1997. The increase in direct store expenses is attributable to the increase in the number of stores that we operate. As a percentage of sales, direct store expenses decreased to 21.3% from 22.4% in 1997 due to the matured performance of the new stores opened in 1997, as well as improved control of direct store expenses, particularly payroll and benefits costs.

     SELLING, GENERAL AND ADMINISTRATIVE EXPENSES. Selling, general and administrative expenses for the fiscal year ended January 2, 1999 increased 22.7% to $20.0 million from $16.3 million in 1997. The increase is primarily attributable to the acquisition of seven stores and the opening of nine new stores during 1998. As a percentage of sales, selling, general and administrative expenses increased to 3.8% from 3.7% in 1997 as a result of additional personnel costs in the information technology, marketing and purchasing departments needed to support our growth plans, as well as additional costs to distribute our marketing materials, such as special flyers, to our customers. In addition, we moved our corporate office during the fourth quarter of 1998 to a larger facility to accommodate an increased support staff for our larger base of stores. There were additional selling, general and administrative expenses for rent and utilities on the new facility, as well as costs of relocating the information systems that we use.

     PRE-OPENING EXPENSES. Pre-opening expenses for the fiscal year ended January 2, 1999 increased 200.1% to $3.4 million from $1.1 million in 1997. The increase in pre-opening expenses is attributable to the increase in the number of stores opened or relocated. As a percentage of sales, pre-opening expenses increased to 0.6% from 0.3% due to the delayed opening of two stores resulting in additional pre-opening costs primarily in the form of rental payments, as well as the opening of nine new stores in 1998 as compared to five new stores in 1997.

     NON-RECURRING EXPENSES. Non-recurring expenses for the fiscal year ended January 2, 1999 were $393,000. There were no non-recurring expenses in fiscal 1997. The change is attributed to employee severance costs, inventory and fixed asset write-downs, and lease cancellation costs associated with two immaterial pooling-of-interests transactions during 1998.

     INTEREST INCOME, NET. Net interest expense for the fiscal year ended January 2, 1999 decreased 95.4% to $28,000 from $622,000 in 1997. The decrease is attributable to the investment of the net proceeds from our public equity offering in December 1997 and to lower levels of indebtedness incurred to fund new store openings and acquisitions.

FISCAL 1997 COMPARED TO FISCAL 1996

     SALES. Sales for the fiscal year ended December 27, 1997 increased 44.1% to $432.0 million from $299.6 million in 1996. The increase was primarily due to the acquisition of nine stores, the opening of five new stores, and the relocation of two stores, as well as the inclusion of a full year of sales for the nine new stores opened and thirteen stores acquired in 1996. Comparable store sales increased 5% for 1997, as compared to 7% for 1996.

     GROSS PROFIT. Gross profit for the fiscal year ended December 27, 1997 increased 43.0% to $130.3 million from $91.1 million in 1996. The increase in gross profit on a dollar basis is primarily attributable to the acquisition of nine stores and the opening of five new stores. As a percentage of sales, gross profit decreased to 30.2% from 30.4% in the same period in 1996 due to aggressive pricing programs on advertised items instituted in 1997 and a related increase in the number of lower-margin items offered for sale in our stores, and the effect of acquiring nine stores in the first six months of 1997.

     DIRECT STORE EXPENSES. Direct store expenses for the fiscal year ended December 27, 1997 increased 38.8% to $96.4 million from $69.5 million in 1996. The increase in direct store expenses is attributable to the increase in the number of stores that we operate. As a percentage of sales, direct store expenses decreased to 22.4% from 23.2% in the same period in 1996 due to the matured performance of the new stores opened in 1996.

     SELLING, GENERAL AND ADMINISTRATIVE EXPENSES. Selling, general and administrative expenses for the fiscal year ended December 27, 1997 increased 31.9% to $16.3 million from $12.4 million in 1996. The increase is primarily attributable to the acquisition of nine stores and the opening of five new stores during 1997. As a percentage of sales, selling, general and administrative expenses decreased to 3.7% from 4.1% in 1996 as a result of completing the consolidation of the overhead structure of Alfalfa's Inc. begun in July 1996 (when we acquired ten Alfalfa's natural foods retail stores, including three Capers Whole Foods Market stores in Vancouver, British Columbia).

     PRE-OPENING EXPENSES. Pre-opening expenses for the fiscal year ended December 27, 1997 decreased 38.3% to $1.1 million from $1.9 million in 1996. The decrease in pre-opening expenses is attributable to the decrease in the number of new stores opened, with only five new stores opened in 1997, as compared to nine in 1996. As a percentage of sales, pre-opening expenses decreased to 0.3% from 0.6% for the same period in 1996 due to the decrease in the number of new stores opened in 1997.

     NON-RECURRING EXPENSES. During 1996, we performed a thorough analysis of our operations subsequent to the acquisition of Alfalfa's and made certain decisions relating to our operations which resulted in a $7.0 million non-recurring charge being recorded, of which $5.7 million were non-cash write-offs. The charge is attributable to (i) closing our store in Lawrence, Kansas, resulting in approximately $800,000 in lease-cancellation costs and asset write-offs, as well as closing a regional bakery and kitchen, resulting in approximately $200,000 in asset write-offs and lease adjustment costs; (ii) moving out of our existing corporate headquarters and relocating to the former

Alfalfa's corporate headquarters, resulting in approximately $700,000 in lease-cancellation costs, relocation costs and asset write-offs; and (iii) consolidating certain information systems, resulting in approximately $300,000 in asset write-offs. In addition, after operating the combined companies, management closed the Alfalfa's Seattle, Washington store, resulting in approximately $4.5 million of severance costs, lease-cancellation costs and asset write-offs, and a restaurant in a Capers store, resulting in approximately $500,000 of severance costs, lease-cancellation costs and asset write-offs. At the time of the Alfalfa's acquisition, we had planned to retain the Seattle store and Vancouver restaurant operation.

     INTEREST EXPENSE, NET. Net interest expense for the fiscal year ended December 27, 1997 decreased 57.7% to $622,000 from $1.5 million in 1996. The decrease is attributable to the investment of the proceeds from our public stock offerings in October 1996 and December 1997 and to lower levels of indebtedness incurred to fund store openings and acquisitions.

LIQUIDITY AND CAPITAL RESOURCES

     Our primary sources of capital have been cash flow from operations, trade payables, bank indebtedness, and the sale of equity securities. Primary uses of cash have been the financing of new store development, new store openings, acquisitions and purchases of real property.

     Net cash provided by operating activities was $39.4 million during the nine months ended October 2, 1999 as compared to $32.2 million during the same period in 1998. Cash provided by operating activities increased during this period primarily due to increases in net income before depreciation and amortization expense and non-recurring expenses. Net cash provided by operating activities was $32.1 million during 1998 and $23.6 million during 1997. Cash provided by operating activities increased during this period primarily as a result of an increase in net income before depreciation and amortization expense and increases in accounts payable and accrued liabilities. Net cash provided by operating activities was $23.6 million during 1997 and $15.2 million during 1996. Cash provided by operating activities increased during this period primarily as a result of an increase in net income before depreciation and amortization expense. We have not required significant external financing to support inventory requirements at our existing and new stores because we have been able to rely on vendor financing for most of the inventory costs, and we anticipate that vendor financing will continue to be available for new store openings.

     Net cash used by investing activities was $98.4 million during the nine months ended October 2, 1999 as compared to $50.5 million during the same period in 1998. The increase is due to the opening of six new stores, the acquisition of 13 stores, the relocation of five stores and several store remodels in the first nine months of 1999, as well as the construction costs incurred for two new or relocated stores which opened in the last three months of 1999, as compared to five new stores, one relocated store and six acquired stores in the first nine months of 1998 and the construction costs incurred for new stores in development which opened during the remainder of 1998. Net cash used by investing activities was $63.5 million during 1998 and $40.9 million during 1997. The increase is due to the acquisition of seven stores and the opening of nine new stores during 1998, the purchase of real property and the construction costs incurred for six new or relocated stores in development which opened during the first six months of 1999. Net cash used by investing activities was $40.9 million during 1997 and $31.4 million during 1996 due to the acquisition of nine stores and the opening of five new stores during 1997, the purchase of real property and the construction costs incurred for six new stores in development which opened during the first nine months of 1998.

     Net cash provided by financing activities was $68.6 million during the nine months ended October 2, 1999 as compared to $3.6 million net cash used during the same period in 1998. The increase reflects increased borrowing under our revolving line of credit, as well as repayment of a $3.2 million note payable. Net cash used by financing activities was $4.0 million during 1998, net cash provided by financing activities was $46.4 million during 1997, and $32.5 million during 1996. The fluctuation was primarily due to net proceeds of $46.5 million from the sale of 2.1 million shares of our common stock pursuant to a public equity offering in December 1997, net proceeds of $31.4 million from the sale of 2.1 million shares of our common stock during its initial public offering in October 1996 and net proceeds of $16.5 million from the July 1996 sale of Series E convertible preferred stock, the proceeds of which were used to fund a portion of the purchase price of Alfalfa's, Inc.

     The Company has a $40.0 million revolving line of credit. The facility has a seven-year term and bears interest, at the Company's option, at the prime rate or LIBOR plus 1.25%. The line of credit agreement includes certain financial and other covenants, as well as restrictions on payments of dividends. As of January 2, 1999, there were no borrowings outstanding under this facility. In March 1999, the Company increased its revolving line of credit to an $80.0 million commitment with a three-year term and bearing interest at the Company's option, at the prime rate or LIBOR plus 0.65%. In July 1999, the Company increased its revolving line of credit to $120.0 million. The facility has two separate lines of credit, one in the amount of $90.0 million with a three-year term expiring in 2002 and the other in the amount of $30.0 million with a one-year term, expiring in May 2000. Both bear interest, at our option, at the prime rate or LIBOR plus 1.15%. The line of credit agreement includes certain financial and other covenants, as well as restrictions on payments of dividends.

     We spent approximately $64 million during 1999, and anticipate that we will spend approximately $60 to $65 million during 2000 for new store construction, equipment, leasehold improvement, purchases of leasehold interests, relocations, remodels and maintenance capital expenditures, exclusive of acquisitions. Our average capital expenditures to open a leased store, including leasehold improvements, equipment and fixtures, have ranged from approximately $2.0 to $3.0 million over the past 24 months, excluding inventory costs and initial operating losses. Delays in opening new stores may result in increased capital expenditures, increased pre-opening costs and lower sales.

     In the second quarter of 1999, we opened two stores on owned property and acquired a third operating store together with the underlying property and an adjoining parcel of real property as part of the acquisition of the outstanding stock of Nature's Fresh Northwest. Acquisition of real property and construction of stores requires substantially greater cash outlays than the remodeling of existing leased buildings (i.e., $3.5 to $9.0 million as compared to $2.0 to $3.0 million). We also own an office building in San Antonio, Texas included in the Sun Harvest transaction. We have sold the three stores in sale-leaseback transactions and are currently marketing the remaining parcels of real property. The sales generated approximately $16.6 million cash for the Company.

     The cost of initial inventory for a new store has historically been approximately $500,000 - $600,000; however, we obtain vendor financing for most of this cost. Pre-opening costs currently are approximately $250,000 to $350,000 per store and are expensed as incurred. The amounts and timing of such pre-opening costs will depend upon the availability of new store sites and other factors, including the location of the store and whether it is in a new or existing market for us, the size of the store, and the required build-out at the site. Costs to acquire future stores, if any, are impossible to predict and could vary materially from the cost to open new stores. There can be no assurance that actual capital expenditures will not exceed anticipated levels. We believe that cash generated from operations and funds available under our revolving line of credit will be sufficient to satisfy our cash requirements, exclusive of additional acquisitions, through 2000.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

     This Report on Form 8-K contains "forward-looking statements," within the meaning of the Private Securities Litigation Reform Act of 1995, that involve known and unknown risks. Such forward-looking statements include statements as to the Company's plans to acquire or open additional stores, the anticipated performance of new or acquired stores, the impact of competition and other statements containing words such as "believes," "anticipates," "estimates," "expects," "may," "intends" and words of similar import or statements of management's opinion. These forward-looking statements and assumptions involve known and unknown risks, uncertainties and other factors that may cause the actual results, market performance or achievements of the Company to differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements. Important factors that could cause such differences include, but are not limited to, changes in economic or business conditions in general or affecting the natural foods industry in particular, changes in product supply, changes in the competitive environment in which the Company operates, competition for and the availability of sites for new stores and potential acquisition candidates, changes in the Company's management information needs, changes in customer needs and expectations and governmental actions. The Company undertakes no obligation to update any forward-looking statements in order to reflect events or circumstances that may arise after the date of this Current Report.

Year 2000 readiness statement

     Information technologies. We recognize the need to ensure that our operations will not be adversely affected by Year 2000 software or hardware failures through the first half of Year 2000. We have determined that all components of our major software and hardware systems at our corporate headquarters are Year 2000 compliant. All but seven of our stores contain major point-of-sale systems, such as cash registers and scanners, that are also Year 2000 compliant, including those recently acquired through the Nature's and Henry's acquisitions. Total replacement and installation cost to date has been approximately $5.0 million. This cost may increase if we acquire additional stores with noncompliant point-of-sale systems. We will continue to make investments in our software systems and applications to ensure that they are Year 2000 compliant. The financial impact of these investments to us is not anticipated to be material in any single year.

     Vendors, suppliers and service providers. We have received confirmation from a majority of our major suppliers, service providers, and financial institutions that they are Year 2000 compliant. Many of our product vendors are smaller businesses that have not considered the impact of Year 2000 noncompliance and therefore are taking no steps to ensure compliance. To the extent that product vendors' manufacturing or distribution systems fail as a result of Year 2000 noncompliance, certain products carried by our stores could become unavailable, resulting in decreases in operating revenues, although in many circumstances alternative local vendors' products may be available. One of our largest distributors provided information to its customers concerning its own Year 2000 compliance. Currently this distributor has upgraded or replaced the majority of its technology infrastructure and devices that had embedded computer chips with compliant systems and devices, and is currently testing its upgrades. At this time, we cannot evaluate the magnitude of the impact that a failure by that distributor to successfully install compliant systems could have on our operations. A failure in the distributor's warehouse facilities could affect our ability to stock product in certain of our stores, resulting in lower sales revenues in those stores. None of our stores' operations were adversely affected by disruptions on January 1, 2000, in utilities.

     There were no major failures in the operating systems of our financial institutions as of January 1, 2000. If our financial institutions are not Year 2000 compliant, a failure in their operating system could result in our temporary inability to access necessary cash resources required for operations; we expect that normal store operations, however, will generate sufficient revenues to cover daily operating needs. Our credit card processor has confirmed to us that it has adapted its systems to accept credit cards issued with expiration dates of 2000 and beyond and has also completed implementation of all phases of its compliance program in accordance with guidelines of the Federal Financial Institutions Examination Council.

     Mechanical systems. There was little impact on store operations due to Year 2000 noncompliance in mechanical systems as of January 1, 2000. We do not anticipate that any major store mechanical systems will require replacement because of Year 2000 compliance concerns or that noncompliance of any mechanical systems will have any material effect on store operations. The dollar value of perishable goods that could be affected by a failure in refrigerated systems is small in comparison to the total inventory of any one store.

     The estimates and conclusions regarding Year 2000 impact contained above are forward-looking statements based on our best estimates of future events. Actual results may differ due to certain risks and uncertainties that we cannot, at this time, predict.

                              FINANCIAL STATEMENTS

REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholders of Wild Oats Markets, Inc.

In our opinion, based upon our audits and the reports of other auditors, the accompanying supplemental combined balance sheet and the related supplemental combined statements of operations, changes in stockholders' equity (deficit) and cash flows present fairly, in all material respects, the financial position of Wild Oats Markets, Inc. and its subsidiaries at January 2, 1999 and December 27, 1997, and the results of their operations and their cash flows for each of the three years in the period ended January 2, 1999, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We did not audit the financial statements of Sun Harvest Farms, Inc., which statements reflect total assets of $6,850,288 and $5,189,373 at December 29, 1998, and December 30, 1997,
respectively, and total revenues of $50,841,400, $48,120,937, and $45,961,223 for the fifty-two weeks ended December 29, 1998, and December 30, 1997, and the fifty-three weeks ended December 31, 1996, respectively. Those statements were audited by other auditors whose report thereon has been furnished to us, and our opinion expressed herein, insofar as it relates to the amounts included for Sun Harvest Farms, Inc. as of and for the fifty-two weeks ended December 29, 1998, and December 30, 1997, and for the fifty-three weeks ended December 31, 1996, is based solely on the report of the other auditors. Additionally, we did not audit the financial statements of Henry's Marketplace, Inc., which statements reflect total assets of $10,930,032 at December 27, 1998, and total revenues of $81,025,852 for the fifty-weeks ended December 27, 1998. Those statements were audited by other auditors whose report thereon has been furnished to us, and our opinion expressed herein, insofar as it relates to the amounts included for Henry's Marketplace, Inc. as of and for the fifty-two weeks ended December 27, 1998, is based solely on the report of the other auditors. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits and the reports of other auditors provide a reasonable basis for the opinion expressed above.

As described in Note 2, on September 27, 1999, the Company merged with Henry's Marketplace, Inc. in a transaction accounted for as a pooling of interests. On December 15, 1999, the Company consummated a stock-for-stock transaction with the shareholders of Sun Harvest Farms, Inc. and its affiliate in a transaction accounted for as a pooling of interests. The accompanying supplemental combined financial statements give retroactive effect to the transaction with Sun Harvest Farms, Inc. Generally accepted accounting principles proscribe giving effect to a consummated business combination accounted for by the pooling of interests method in financial statements that do not include the date of consummation. These financial statements do not extend through the date of consummation of the transaction with the shareholders of Sun Harvest Farms, Inc. and its affiliates; however, they will become the historical consolidated financial statements of the Company after financial statements covering the date of consummation of that business combination are issued.

PricewaterhouseCoopers LLP

Denver, Colorado
January 29, 1999,
  except as to the pooling of interests with Henry's Marketplace, Inc., which is as of September 27, 1999, and except as to the pooling of interests with Sun Harvest Farms, Inc, which is as of December 15, 1999

                          INDEPENDENT AUDITORS' REPORT


The Board of Directors
Henry's Marketplace, Inc.


We have audited the balance sheet of Henry's Marketplace, Inc. as of December 27, 1998, and the related statements of earnings, stockholders' equity and cash flows for the fifty-two weeks ended December 27, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Henry's Marketplace, Inc. as of December 27, 1998, and the results of its operations and its cash flows for the fifty-two weeks ended December 27, 1998, in conformity with generally accepted accounting principles.


                                    KPMG LLP

San Diego, California
February 5, 1999

                         REPORT OF INDEPENDENT AUDITORS


The Board of Directors
Sun Harvest Farms, Inc.

We have audited the accompanying balance sheets of Sun Harvest Farms, Inc. (the Company) as of September 28, 1999, December 29, 1998, and December 30, 1997, and the related statements of income, shareholder's equity (deficit), and cash flows for the nine-month period ended September 28, 1999 and the fiscal years ended December 29, 1998, December 30, 1997, and December 31, 1996, not separately presented herein. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Sun Harvest Farms, Inc. as of September 28, 1999, December 29, 1998, and December 30, 1997, and the results of its operations and its cash flows for the nine-month period ended September 28, 1999 and the fiscal years ended December 29, 1998, December 30, 1997, and December 31, 1996, in conformity with generally accepted accounting principles.


                                Ernst & Young LLP

November 17, 1999

                        SUPPLEMENTAL COMBINED STATEMENT OF OPERATIONS
                           (IN THOUSANDS, EXCEPT PER-SHARE AMOUNTS)

                                                       January 2,  December 27, December 28,
For the Fiscal Year Ended                                 1999         1997         1996
--------------------------------------------------------------------------------------------
Sales                                                   $ 530,726    $ 431,974    $ 299,567
Costs of goods sold and occupancy costs                   369,475      301,644      208,454
                                                        ---------    ---------    ---------
Gross Profit                                              161,251      130,330       91,113
Operating Expenses:
         Direct store expenses                            113,094       96,448       69,485
         Selling, general and administrative expenses      20,026       16,314       12,361
         Pre-opening expenses                               3,449        1,149        1,863
         Non-recurring expenses                               393           --        7,035
                                                        ---------    ---------    ---------
             Income from operations                        24,289       16,419          369
Interest income                                               975          309           95
Interest expense                                           (1,003)        (931)      (1,566)
                                                        ---------    ---------    ---------
             Income (loss) before income taxes             24,261       15,797       (1,102)
             Income tax expense (benefit)                   7,822        5,501         (120)
                                                        ---------    ---------    ---------
Net income (loss)                                          16,439       10,296         (982)
Other comprehensive income:
         Foreign currency translation adjustment, net          22          (46)         (85)
                                                        ---------    ---------    ---------
Comprehensive income (loss)                             $  16,461    $  10,250    $  (1,067)
                                                        =========    =========    =========
Pro forma net income (loss) allocable to common stock   $  14,343    $   9,389    $    (904)
                                                        =========    =========    =========
Basic net income (loss) per share                       $    0.73    $    0.55    $   (0.32)
                                                        ---------    ---------    ---------
Diluted net income (loss) per share                     $    0.71    $    0.53    $   (0.32)
                                                        ---------    ---------    ---------
Pro forma basic net income (loss) per share             $    0.64    $    0.50    $   (0.31)
                                                        ---------    ---------    ---------
Pro forma diluted net income (loss) per share           $    0.62    $    0.48    $   (0.31)
                                                        ---------    ---------    ---------
Weighted average common shares outstanding:
             Basic                                         22,440       18,841       10,606
             Assuming dilution                             23,079       19,425       10,606

The accompanying notes are an integral part of these supplemental combined financial statements.

                                   SUPPLEMENTAL COMBINED BALANCE SHEET
                                   (IN THOUSANDS, EXCEPT SHARE AMOUNTS)

                                                                           January 2,       December 27,
                                                                              1999              1997
--------------------------------------------------------------------------------------------------------
ASSETS
Current assets:
         Cash and cash equivalents                                          $  11,389        $  46,822
         Inventories, net                                                      36,206           28,082
         Accounts receivable (net of allowance
           for doubtful accounts of $159 and $214, respectively)                2,257            1,141
         Income tax receivable                                                                     317
         Prepaid expenses and other current assets                              2,552            1,404
         Deferred income taxes                                                    812            1,447
                                                                            ---------        ---------
                  Total current assets                                         53,216           79,213
Property and equipment, net                                                   106,804           65,572
Intangible assets, net                                                         56,018           44,712
Deposits and other assets                                                       1,282            1,255
                                                                            ---------        ---------
                                                                            $ 217,320        $ 190,752
                                                                            =========        =========

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
         Accounts payable                                                   $  35,991        $  28,397
         Accrued liabilities                                                   14,386           13,822
         Notes payable                                                          6,736            3,043
         Current portion of long-term debt                                      1,384            1,385
                                                                            ---------        ---------
                  Total current liabilities                                    58,497           46,647
Long-term debt                                                                  2,675            4,157
Deferred income taxes                                                           1,958            2,187
Other long-term obligations                                                     1,582            1,064
                                                                            ---------        ---------
                                                                               64,712           54,055
                                                                            ---------        ---------
Commitments and contingencies (Notes 10 and 11)
   Stockholders' equity:
         Preferred stock; $0.001 par value; 5,000,000 shares authorized;
           no shares issued and outstanding
         Common stock; $0.001 par value; 60,000,000 shares authorized;
           22,606,019 and 22,108,149 issued and outstanding, respectively          23               22
         Additional paid-in capital                                           143,074          138,812
         Retained earnings (accumulated deficit)                                9,620           (2,006)
         Accumulated other comprehensive income (loss)                           (109)            (131)
                                                                            ---------        ---------
                           Total stockholders' equity                         152,608          136,697
                                                                            ---------        ---------
                                                                            $ 217,320        $ 190,752
                                                                            =========        =========

The accompanying notes are an integral part of these supplemental combined financial statements.

                            SUPPLEMENTAL COMBINED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY (DEFICIT)
                                         (IN THOUSANDS, EXCEPT SHARE AND PER-SHARE AMOUNTS)

                                                                                            Retained      Accumulated     Total
                                           Common Stock      Treasury Stock     Additional  Earnings         Other     Stockholders'
                                      -------------------- -------------------     Paid In (Accumulated  Comprehensive    Equity
                                        Share      Amount    Share     Amount      Capital  Deficit)     Income (Loss)   (Deficit)
                                      ----------  -------- ---------  --------  ---------- ------------  ------------- ------------
Balance at December 30, 1995           9,116,634  $      9   903,581  $ (5,349)  $   3,654 $   (4,331)                  $   (6,017)
Equity transactions of
     pooled companies                                                                1,215     (2,374)                      (1,159)
Issuance of common stock
     ($7.42 per share)                 1,762,698         1                          13,086                                  13,087
Initial public offering of
     common stock ($11.11 per
     share), net of issuance costs     3,150,000         3                          31,399                                  31,402
Accretion of redeemable
     preferred stock                                                                           (2,396)                      (2,396)
Conversion of redeemable
     convertible preferred
     stock into shares of
     common stock                      5,226,320         5                          43,097                                  43,102
Issuance of stock options                                                            1,109                                   1,109
Common stock options
     exercised ($3.13 to
     $7.60 per share)                    114,570                                       298                                     298
Repurchase of common stock                                     7,542       (42)                                                (42)
Retirement of treasury stock            (911,123)           (911,123)    5,391      (5,391)
Net loss                                                                                         (982)                        (982)
Foreign currency
     translation  adjustment
                                                                                                              (85)             (85)
                                      ----------  -------- ---------  --------   --------- ----------    --------       ----------
Balance at December 28, 1996          18,459,099        18        --        --      88,467    (10,083)        (85)          78,317
Equity transactions of
     pooled  companies                                                                         (2,219)                      (2,219)
Issuance of common stock
     ($7.11 to $9.45 per share)          152,346                                     1,117                                   1,117
Public offering of common
     stock ($14.99 per share),
     net of issuance costs             3,125,313         3                          46,535                                  46,538
Common stock options
     and warrants exercised
     ($1.77 to $8.45 per share)          371,391         1                           2,693                                   2,694
Net income                                                                                     10,296                       10,296
Foreign currency
     translation  adjustment
                                                                                                              (46)             (46)
                                      ----------  -------- ---------  --------   --------- ----------    --------       ----------
Balance at December 27, 1997          22,108,149        22        --        --     138,812     (2,006)       (131)         136,697
Pooling-of-interests
     transactions                        200,045                                        60        188                          248
Equity transactions of
     pooled  companies                                                                 300     (5,001)                      (4,701)
Issuance of common stock
    ($9.63 to $20.33 per share)           69,846                                     1,096                                   1,096
Common stock options
     exercised ($3.13 to
     $16.00 per share)                   227,979         1                           2,806                                   2,807
Net income                                                                                     16,439                       16,439
Foreign currency
     translation  adjustment
                                                                                                               22               22
                                      ----------  -------- ---------  --------   --------- ----------    --------       ----------
Balance at January 2, 1999            22,606,019  $     23        --  $     --   $ 143,074 $    9,620    $   (109)      $  152,608
                                      ==========  ======== =========  ========   ========= ==========    ========       ==========

The accompanying notes are an integral part of these supplemental combined financial statements.

                                SUPPLEMENTAL COMBINED STATEMENT OF CASH FLOWS
                                               (IN THOUSANDS)

Fiscal Year Ended                                      January 2, 1999 December 27, 1997  December 28, 1996
-----------------------------------------------------------------------------------------------------------
CASH FLOWS FROM OPERATING ACTIVITIES
Net income (loss)                                         $ 16,439          $ 10,296          $   (982)
Adjustments to reconcile net income (loss) to net cash
  provided by operating activities:
  Write-off of assets in non-recurring expenses                                                  5,746
  Depreciation and amortization                             15,525            11,118             8,210
  Loss (gain) on disposal of property and equipment and
    settlement of property-related obligations                (829)           (1,060)              108
  Deferred tax provision (benefit)                             406             1,737              (863)
  Deferred severance                                                             476

Change in assets and liabilities:
  Inventories                                               (6,504)           (4,024)           (5,366)
  Receivables and other assets                              (2,215)             (533)             (749)
  Accounts payable                                           7,202             4,499             3,853
  Accrued liabilities                                        2,046             1,045             5,284
                                                          --------          --------          --------
    Net cash provided by operating activities               32,070            23,554            15,241
                                                          --------          --------          --------
CASH FLOWS FROM INVESTING ACTIVITIES
Capital expenditures                                       (56,448)          (27,459)          (17,329)
Payment for purchase of acquired entities,
  net of cash acquired                                     (10,481)          (14,003)          (14,043)
Proceeds from sale of property and equipment                 3,408               566
                                                          --------          --------          --------
    Net cash used by investing activities                  (63,521)          (40,896)          (31,372)
                                                          --------          --------          --------
CASH FLOWS FROM FINANCING ACTIVITIES
Payments on line of credit                                                                     (12,486)
Payments on long-term debt                                  (3,041)           (3,510)           (3,745)
Principal payments under capitalized leases                                      (60)              (88)
Proceeds from notes payable and long-term debt               1,720             2,497             3,455
Proceeds from issuance of redeemable preferred stock, net                                       16,068
Proceeds from issuance of common stock, net                  2,003            49,705            31,700
Contributions received from stockholders                       300
Distribution to stockholders                                (5,026)           (2,244)           (2,399)
Purchase of treasury stock                                                                         (42)
                                                          --------          --------          --------
    Net cash provided (used) by financing activities        (4,044)           46,388            32,463
                                                          --------          --------          --------
Effect of exchange rates on cash                                62               (46)              (85)
                                                          --------          --------          --------
Net increase (decrease) in cash and cash equivalents       (35,433)           29,000            16,247

Cash and cash equivalents at beginning of year              46,822            17,822             1,575
                                                          --------          --------          --------
Cash and cash equivalents at end of year                  $ 11,389          $ 46,822          $ 17,822
                                                          ========          ========          ========
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
  Cash paid for interest                                  $    897          $    891          $  1,618
                                                          ========          ========          ========
  Cash paid for income taxes                              $  6,370          $  2,505          $  1,039
                                                          ========          ========          ========
SUPPLEMENTAL DISCLOSURE OF NON-CASH INVESTING AND FINANCING
ACTIVITIES:
  Short-term note payable issued for business acquisition $  3,150
                                                          ========
  Common stock issued in relation to prior year business
    acquisition                                           $    488                            $    269
                                                          ========                            ========
  Preferred stock, common stock and options issued
    and total debt and liabilities incurred
    and assumed in acquisitions                                             $  3,400          $ 35,500
                                                                            ========          ========
  Conversion of preferred stock into common stock                                             $ 43,100
                                                                                              ========
  Accretion of preferred stock                                                                $  2,400
                                                                                              ========

In addition, the Company issued 200,045 shares as consideration for pooling of interests transactions in 1998. The accompanying notes are an integral part of these supplemental combined financial statements.

NOTES TO THE SUPPLEMENTAL COMBINED FINANCIAL STATEMENTS

1.       ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

ORGANIZATION
Wild Oats Markets, Inc. ("Wild Oats" or the "Company"), headquartered in Boulder, Colorado, owns and operates natural foods supermarkets in the United States and Canada. The Company also operates bakeries, commissary kitchens, and warehouses that supply the retail stores. The Company's operations are concentrated in one market segment--grocery stores--and are geographically concentrated in the western and central United States. Management considers a downturn in this market segment and geographic location to be unlikely.

BASIS OF PRESENTATION
Certain amounts in the prior years' financial statements have been reclassified to conform to the current year presentation.

PRINCIPLES OF CONSOLIDATION
The Company's supplemental combined financial statements include the accounts of the Company and its wholly-owned subsidiaries. All significant intercompany accounts and transactions have been eliminated. As more fully described in Note 2, on September 27, 1999, the Company completed a stock-for-stock transaction, accounted for as a pooling of interests, with the shareholders of Henry's Marketplace, Inc. ("Henry's"). On December 15, 1999, the Company completed a stock-for-stock transaction, accounted for as a pooling of interests, with the shareholders of Sun Harvest Farms, Inc. and its affiliate (together "Sun Harvest"). The accompanying supplemental combined financial statements have been restated to include the accounts of Henry's and Sun Harvest for all periods presented.

FISCAL YEAR
The Company reports its financial results on a 52- or 53-week fiscal year ending on the Saturday closest to December 31. Each fiscal quarter consists of a 13-week period, with one 14-week period in a 53-week year. Fiscal year 1998 was a 53-week period, and fiscal years 1997 and 1996 were 52-week periods. Sun Harvest's fiscal year ends on the last Tuesday in December. Fiscal years 1998 and 1997 were 52-week periods and fiscal 1996 was a 53-week period for Sun Harvest. The effect of consolidation of these fiscal periods with the fiscal periods of the Company for all periods presented is not considered material.

CASH AND CASH EQUIVALENTS
The Company considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents. Such cash equivalents aggregated $2.1 million and $40.2 million at January 2, 1999 and December 27, 1997, respectively.

INVENTORIES
Inventories consisting of products held for sale are stated at the lower of cost (first-in, first-out) or market, as determined by the retail inventory method.

DEPRECIATION AND AMORTIZATION
Property and equipment are recorded at cost. Depreciation is computed using straight-line or accelerated methods over the estimated useful lives of the respective assets (three to seven years). Leasehold improvements are amortized on a straight-line basis over the shorter of the useful life of the asset or the lease term. Maintenance and repairs are expensed as incurred, and improvements are capitalized.

INTANGIBLE ASSETS
Intangible assets consist primarily of goodwill, which is amortized using the straight-line method over 30 to 40 years, and are shown net of accumulated amortization of $4.4 million and $2.8 million at January 2, 1999 and December 27, 1997, respectively. The carrying value of goodwill is assessed for recoverability by management based on an analysis of undiscounted expected future cash flows from the related acquired entities. The Company believes that there has been no impairment thereof as of January 2, 1999.

PRE-OPENING EXPENSES
Pre-opening expenses are included in other current assets and consist primarily of labor costs, rent, utilities, supplies, and other expenses incurred in connection with the opening of a new store. Through fiscal 1998, pre-opening expenses were deferred until the store's opening date, at which time such costs were expensed in full. Beginning in fiscal 1999, pre-opening expenses will be recognized as incurred.

ADVERTISING
Advertising is expensed as incurred. Advertising expense was $6.8 million, $7.0 million, and $5.5 million for 1998, 1997 and 1996, respectively.

FAIR VALUE OF FINANCIAL INSTRUMENTS
The carrying amounts of the Company's financial instruments, including cash and cash equivalents, short-term trade receivables and payables and long-term debt, approximate their fair values.

USE OF ESTIMATES
The preparation of these financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the supplemental combined financial statements and accompanying notes. Actual results could differ from those estimates.

FOREIGN CURRENCY TRANSLATION
The functional currency for the Company's Canadian subsidiary is the Canadian dollar. Translation into U.S. dollars is performed for assets and liabilities at the exchange rate as of the balance sheet date. Income and expense accounts are translated at average exchange rates for the year. Adjustments resulting from the translation are reflected as a separate component of stockholders' equity.

PRO FORMA INCOME TAXES
In fiscal 1999, the Company consummated stock-for-stock transactions with the shareholders of Henry's and with the shareholders of Sun Harvest in pooling of interests transactions (see Note 2), which included entities that were previously not taxable and, accordingly, any income tax liabilities for the periods prior to the transaction are the responsibility of the previous owner. For purposes of these supplemental combined financial statements, federal and state income taxes have been provided as a pro forma adjustment as if the acquired entities had filed C Corporation tax returns for all periods presented (see Note 16).

EARNINGS PER SHARE
Basic earnings per share is based on the weighted-average number of common shares outstanding, and diluted earnings per share is based on the weighted-average number of common shares outstanding and all dilutive potential common shares outstanding, except where the effect of their inclusion would be antidilutive (i.e., in a loss period) and is calculated using net income and pro forma net income (net income after giving effect to the pro forma tax adjustment discussed above). A reconciliation of the basic and diluted per-share computations is as follows (in thousands, except per-share data):

                                                         Jan. 2,   Dec. 27,   Dec. 28,
Fiscal Year Ended                                         1999       1997       1996
---------------------------------------------------     --------   --------   --------
Basic earnings (loss) per common share computation:
Net income (loss)                                       $ 16,439   $ 10,296   $   (982)
Accretion of redeemable preferred stock                       --         --     (2,396)
                                                        --------   --------   --------
Net income (loss) allocable to common stock             $ 16,439   $ 10,296   $ (3,378)
                                                        ========   ========   ========

Pro forma net income (loss)(Note 16)                    $ 14,619   $  9,389   $   (904)
Accretion of redeemable preferred stock                       --         --     (2,396)
                                                        --------   --------   --------
Pro forma net income (loss) allocable to common stock   $ 14,619   $  9,389   $ (3,378)
                                                        ========   ========   ========

Weighted average common shares issued                     22,440     18,841     10,606
                                                        --------   --------   --------
Earnings (loss) per common share                        $   0.73   $   0.55   $  (0.32)
                                                        ========   ========   ========
Pro forma earnings (loss)
   per common share                                     $   0.65   $   0.50   $  (0.31)
                                                        ========   ========   ========

Diluted earnings (loss) per common share computation:
Net income (loss) allocable
   to common stock                                      $ 16,439   $ 10,296   $ (3,378)
Pro forma net income (loss) allocable to
   common stock                                         $ 14,619   $  9,389   $ (3,300)

Weighted average common shares issued                     22,440     18,841     10,606
Incremental shares from assumed
   conversions:
   Stock options                                             639        584         --
                                                        --------   --------   --------
Total dilutive average
   common shares issued                                   23,079     19,425     10,606
                                                        ========   ========   ========
Diluted earnings (loss) per
   common share                                         $   0.71   $   0.53   $  (0.32)
                                                        ========   ========   ========
Pro forma diluted earnings (loss)
   per common share                                     $   0.63   $   0.48   $  (0.31)
                                                        ========   ========   ========

Due to the Company's net loss allocable to common stock in 1996, diluted loss per share is the same as basic. In 1996, dilutive securities not included in the calculation consisted of stock options and warrants convertible into 1,542,267 shares of common stock. Weighted average shares outstanding related thereto would have been 10,099,500.

NEW ACCOUNTING PRONOUNCEMENTS
In 1997, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("FAS") No. 131, Disclosure about Segments of an Enterprise and Related Information. FAS No. 131 revises the current requirements for reporting business segments by redefining such segments according to management's disaggregation of the business for purposes of making operating decisions and allocating internal resources. The Company adopted

FAS No. 131 in 1998. The adoption of FAS No. 131 did not affect results of operations, financial position, or the disclosure of segment information as the Company has one reportable segment, retail sales.

In March 1998, the American Institute of Certified Public Accountants ("AICPA") issued Statement of Position ("SOP") 98-1, Accounting for the Costs of Computer Software Developed or Obtained for Internal Use. SOP 98-1, which is effective for transactions in fiscal years beginning after December 15, 1998, provides guidance on accounting for the costs of computer software developed or obtained for internal use. The Company will adopt SOP 98-1 for the 1999 fiscal year, but does not expect such adoption to have a material effect on its reported financial results.

In April 1998, the AICPA issued SOP 98-5, Accounting for the Costs of Start-Up Activities. SOP 98-5 requires that pre-opening costs be expensed as incurred. SOP 98-5 is effective for fiscal years beginning after December 15, 1998, and the initial application should be reported as a cumulative effect of a change in accounting principle. The Company will adopt SOP 98-5 in fiscal 1999 and will record approximately $284,000 as a cumulative effect of a change in accounting principle, net of taxes, during the first quarter of fiscal 1999.

In June 1998, the FASB issued FAS No. 133, Accounting for Derivative Instruments and Hedging Activities. FAS No. 133, which is effective for fiscal quarters beginning after June 15, 2000, requires all derivatives to be recognized in the balance sheet as either assets or liabilities and measured at fair value. In addition, all hedging relationships must be reassessed and documented pursuant to the provisions of FAS No. 133. The Company will adopt FAS No. 133 for all fiscal quarters beginning after June 15, 2000, but does not expect such adoption to materially affect financial statement presentations.

2.       BUSINESS COMBINATIONS

1999
On December 15, 1999, the Company issued approximately 889,000 shares of common stock in exchange for all of the outstanding stock of Sun Harvest in a transaction accounted for as a pooling of interests. Accordingly, the financial position, results of operations and cash flows of Sun Harvest have been combined with those of the Company in these supplemental combined financial statements. Certain reclassifications have been made to the prior financial statements of Sun Harvest to conform with the Company's financial presentation and policies. There were no intercompany transactions between the Company and Sun Harvest for all periods presented.

On September 27, 1999, the Company issued approximately 2.1 million shares of common stock in exchange for all of the outstanding stock of Henry's Marketplace, Inc. in a transaction accounted for as a pooling of interests. Accordingly, the financial position, results of operations and cash flows of Henry's Marketplace, Inc. have been combined with those of the Company in these supplemental combined financial statements. Certain reclassifications have been made to the prior financial statements of Henry's Marketplace, Inc. to conform with the Company's financial presentation and policies. There were no intercompany transactions between the Company and Henry's Marketplace, Inc. for all periods presented.

RESULTS OF POOLED COMPANY PRIOR TO TRANSACTION Separate results of operations for the Company, Henry's, and Sun Harvest's (including the affiliated entity) operations for the periods prior to the transaction are as follows (in thousands):

                                          Jan. 2,       Dec. 27,     Dec. 28,
Fiscal Year Ended                          1999          1997          1996
--------------------------------------   ---------     ---------     ---------
Sales:
Wild Oats                                $ 398,857     $ 311,077     $ 192,493
Henry's                                     81,026        72,776        61,113
Sun Harvest                                 50,843        48,121        45,961
                                         ---------     ---------     ---------
Combined                                 $ 530,726     $ 431,974     $ 299,567
                                         =========     =========     =========

Net Income:
Wild Oats                                $  11,648     $   7,036     $  (4,483)
Henry's                                      3,859         2,411         2,931
Sun Harvest                                    932           849           570
                                         ---------     ---------     ---------
Combined                                 $  16,439     $  10,296     $    (982)
                                         ---------     ---------     ---------

Other Changes in Stockholders' Equity:
Wild Oats                                $   4,173     $  50,304     $  86,475
Henry's                                     (3,565)       (1,653)         (428)
Sun Harvest                                 (1,136)         (567)         (731)
                                         ---------     ---------     ---------
Combined                                 $    (528)    $  48,084     $  85,316
                                         ---------     ---------     ---------

1998
In January, May, June and December 1998, in four separate transactions, the Company acquired the assets and assumed certain liabilities of five operating natural foods supermarkets in Nashville, Tennessee, New York, New York, Santa Barbara, California, Victoria, British Columbia, Canada, and Boulder, Colorado.

The purchase price for these acquisitions aggregated $10.6 million in cash and a note payable of $3.1 million that was repaid in full on January 5, 1999 (see
Note 5). The acquisitions were accounted for using the purchase method, and the excess of cost over the fair value of the assets acquired of $12.0 million was allocated to goodwill, which is being amortized on a straight-line basis over 40 years.

The fair values of the acquired assets and liabilities of these acquisitions are as follows (in thousands):

         Current assets ($127 of cash)                   $   1,304
         Equipment                                           1,397
         Other assets                                           25
         Liabilities                                        (1,022)
         Goodwill                                           12,014
                                                         ---------
                                                         $  13,718
                                                         =========

Also during 1998, the Company issued 200,045 shares of the Company's common stock in exchange for all of the common stock of two companies operating natural foods grocery stores in Columbus, Ohio and Little Rock, Arkansas. These acquisitions were accounted for as poolings of interests, and accordingly, the Company's consolidated financial statements for 1998 include the operations of the stores for the entire year, adjusted to conform with the Company's accounting policies and presentation. The Company's financial statements prior to 1998 were not restated to include the results of these pooling transactions as the effect is immaterial. Non-recurring, acquisition-related expenses of $393,000 were recorded in conjunction with the poolings.

1997
In February, March and June 1997, in four separate transactions, the Company acquired the assets and assumed certain liabilities of nine operating natural foods supermarkets: two in south Florida, two in Eugene, Oregon, two in Memphis, Tennessee, and three in Phoenix and Scottsdale, Arizona. The purchase price for these acquisitions aggregated $15.0 million and consisted of $14.0 million in cash and 137,690 shares of the Company's common stock valued at approximately $979,000. The acquisitions were accounted for using the purchase method, and the excess of cost over the fair value of the assets acquired of $10.3 million was allocated to goodwill, which is being amortized on a straight-line basis over 40 years.

The fair values of the acquired assets and liabilities of these acquisitions are as follows (in thousands):

         Current assets ($27 of cash)                    $   3,304
         Equipment                                           3,782
         Other assets                                           23
         Liabilities                                        (2,460)
         Goodwill                                           10,338
                                                         ---------
                                                         $  14,987
                                                         =========

1996
In July 1996, the Company acquired all of the outstanding common and preferred stock of Alfalfa's, Inc. for $39.1 million, consisting of $16.2 million of cash, issuance of 1,762,698 shares of common stock and options to acquire 279,228 shares of common stock valued at $14.2 million, issuance of 612,504 shares of redeemable convertible Series D preferred stock valued at $7.7 million and $1.0 million of acquisition-related costs. The acquisition was accounted for using the purchase method, and the excess of cost over the fair value of the assets acquired of $27.8 million was allocated to goodwill, which is being amortized on a straight-line basis over 40 years.

In May 1996, the Company acquired substantially all of the combined assets of three related natural foods retail stores in Salt Lake City, Utah, in exchange for total consideration of $2.2 million consisting of $500,000 in cash and $1.7 million in promissory notes. The acquisition was accounted for using the purchase method, and the excess of cost over the fair value of the assets acquired of $2.1 million was allocated to goodwill, which is being amortized on a straight-line basis over 40 years.

The fair values of the acquired assets and liabilities of these acquisitions are as follows (in thousands):

         Current assets ($3,591 of cash)                 $   8,507
         Equipment                                          12,030
         Other assets                                          523
         Liabilities                                        (9,738)
         Goodwill                                           29,899
                                                         ---------
                                                         $  41,221
                                                         =========

The following unaudited pro forma combined results of operations of the Company and the acquired businesses discussed above have been prepared as if the transactions occurred as of the beginning of the respective periods (after giving effect to the pro forma tax adjustment -- see Notes 2 and 16) (in thousands):

                                             Jan. 2,     Dec. 27,     Dec. 28,
Fiscal Year Ended                             1999         1997         1996
---------------------------------           ---------   ----------    ---------
Sales                                       $ 548,560   $  451,440    $ 349,392
Pro forma net income (loss)                    14,977        9,907          (98)
Pro forma net income (loss)
   allocable to common stock                   14,977        9,907       (2,494)
Pro forma basic earnings (loss)
   per share                                $     .67   $      .53    $    (.24)
Pro forma diluted earnings (loss)
   per share                                $     .65   $      .51    $    (.24)

The unaudited pro forma results above are not necessarily representative of the actual results that would have occurred or may occur in the future, if the transactions had been in effect on the dates indicated. The pre-transaction historical results of the acquired businesses discussed above are not reflected in the Company's historical financial statements.

3.       PROPERTY AND EQUIPMENT

Property and equipment consist of the following (in thousands):

                                                Jan. 2,           Dec. 27,
Fiscal Year Ended                                1999               1997
------------------------------                ----------         ----------
Machinery and equipment                       $   70,309         $   48,369
Leasehold improvements                            45,369             25,146
Land and building                                 11,492              1,245
Construction in progress                          17,609             14,983
                                              ----------         ----------
                                                 144,779             89,743
Less accumulated depreciation
  and amortization                               (37,975)           (24,171)
                                              ----------         ----------
                                              $  106,804         $   65,572
                                              ==========         ==========

The amounts shown above include $310,000 of machinery and equipment which are accounted for as capitalized leases and which have accumulated amortization of $258,000 at December 27, 1997. There were no fixed assets accounted for as capitalized leases as of January 2, 1999.

4.       ACCRUED LIABILITIES

Accrued liabilities consist of the following (in thousands):

                                                Jan. 2,           Dec. 27,
Fiscal Year Ended                                1999               1997
-----------------------------------           ----------         ----------
Accrued wages and employee costs              $    8,752         $    7,242
Accrued sales and property taxes                   2,778              2,152
Deferred charges and other accruals                2,856              4,428
                                              ----------         ----------
                                              $   14,386         $   13,822
                                              ==========         ==========

5.       NOTES PAYABLE AND LONG-TERM DEBT

Long-term debt outstanding consists of the following (in thousands):

                                                                              Jan. 2,       Dec. 27,
                                                                               1999           1997
                                                                             ---------     ----------
Notes payable to corporations and individuals:

Due January 5, 1999, bearing no interest, secured by
  inventory and fixed assets                                                 $   3,150

Due in monthly installments of $4,635 (including interest)
  through April 2017, bearing interest at 10%, secured by fixed
  assets, penalty for early repayment                                                      $      475

Notes payable to bank and lending institutions payable in monthly installments ranging from $632 to $10,992, including interest ranging from 8.0% to 14.55% per annum at January 2, 1999,
  due dates ranging from June 1, 1998 through January 29, 2003,
  secured by equipment                                                           3,668          4,456

Unsecured notes payable in monthly installments ranging from
  $3,805 to $14,311, including interest ranging from 6.0% to 14.75%
  per annum at January 2, 1999, due dates ranging from December
  18, 1999 through July 18, 2001                                                   311            524

Note payable to a related party, unsecured, interest of 10.0% at
  January 2, 1999, payable in monthly installments of $1,366,
  including interest through October 1, 2005                                        80             87

Note payable to bank ($2,675,000) in monthly principal and interest installments of $40,000 at a financial institution's prime (8.25%
  at September 28, 1999) beginning February 5, 1995 through
  January 5, 2000; all remaining unpaid principal and interest is due and payable on January 5, 2000; payable on demand at the bank's discretion; collateralized by inventory, equipment, and furniture
  and fixtures, and personally guaranteed by the shareholders                    1,538          1,780

Note payable to bank ($350,000) in monthly principal installments of $8,350 plus interest at a financial institution's prime
  (8.25% at September 28, 1999) floating, beginning November 6, 1995 through May 6, 2000 with the outstanding principal and interest balance due on June 6, 2000; collateralized by property, assignment
  of life insurance proceeds, and assignments of common stock                       --            177

Note payable to bank ($500,000) in monthly principal installments of $10,440 plus interest at a financial institution's prime
  (8.25% at September 28, 1999) floating, beginning February 5, 1997 through January 28, 2002 with the outstanding principal and interest balance due on January 28, 2002;  payable on demand at the bank's discretion; collateralized by property, assignment of life
  insurance proceeds, and assignments of common stock                              388            451

Note payable to bank ($200,000) in monthly principal installments of $4,200 plus interest at a financial institution's prime
  (8.25% at September 28, 1999) floating, beginning June 16, 1997 through January 28, 2002 with the outstanding principal and interest balance due on January 28, 2002;  payable on demand at the bank's discretion; collateralized by property, assignment of life insurance
  proceeds, and assignments of common stock                                         37            184

Note payable to bank ($1,000,000) in monthly principal installments of $16,344 plus interest at prime (8.25% at September 28, 1999)
  + .5% floating, beginning May 15, 1998 through April 15, 2003 with the outstanding principal and interest balance due on April 15, 2003;
  payable on demand at the bank's discretion; collateralized
  by real property                                                                 952             --

Note payable to bank ($200,000) in monthly interest-only installments at prime (8.52% at September 28, 1999) + 1% floating, beginning
  December 20, 1998 through May 20, 1999 with the entire principal balance due on May 20, 1999;  payable on demand at the bank's discretion;
  collateralized by property, assignment of life insurance proceeds, and
  assignments of common stock                                                      200             --

Note payable ($136,047) in twelve monthly principal installments of
  $11,337; collateralized by inventory due on August 15, 1998                       --             79

Note payable ($144,198) in twelve monthly principal installments of
  $12,017; collateralized by inventory due on November 8, 1999                     120             --

Mortgage payable to lending institution payable in monthly installments
  of $3,899, including interest, secured by real estate                            226            247

Unsecured note payable to a related party on demand                                125            125
                                                                             ---------     ----------
                                                                                10,795          8,585
Less current portion                                                            (8,120)        (4,428)
                                                                             ---------     ----------
                                                                             $   2,675     $    4,157
                                                                             =========     ==========

The maturities of notes payable and long-term debt (exclusive of debt that contains a payable on demand clause which are classified as current on the balance sheet) are as follows (in thousands):

Fiscal year ending                          (in thousands)
   1999                                      $     5,562
   2000                                            2,983
   2001                                            1,052
   2002                                              656
   2003                                              523
Thereafter                                            19
                                             -----------
Total                                        $    10,795
                                             ===========

In 1998, the Company, through Henry's, entered into a financing agreement with a commercial bank that permits Henry's to borrow through 2003 up to $200,000 at an interest rate of 9.5%. As of January 2, 1999, there were no borrowings outstanding under this facility.

The Company has a $40.0 million revolving line of credit. The facility has a seven-year term and bears interest, at the Company's option, at the prime rate or LIBOR plus 1.25%. The line of credit agreement includes certain financial and other covenants, as well as restrictions on payments of dividends. As of January 2, 1999, there were no borrowings outstanding under this facility. In March 1999, the Company increased its revolving line of credit to an $80.0 million commitment with a three-year term and bearing interest at the Company's option, at the prime rate or LIBOR plus 0.65%.

6.       INCOME TAXES

Income (loss) before income taxes consists of the following (in thousands):

                                            Jan. 2,     Dec. 27,    Dec. 28,
Fiscal Year Ended                            1999         1997        1996
-----------------------------              --------     --------    --------
Domestic                                   $ 23,404     $ 14,895    $ (1,171)
Foreign                                         856          902          69
                                           --------     --------    --------
                                           $ 24,260     $ 15,797    $ (1,102)
                                           ========     ========    ========

Income tax expense (benefit) consists of the following (in thousands):

                                            Jan. 2,     Dec. 27,    Dec. 28,
Fiscal Year Ended                            1999         1997        1996
-----------------------------              --------     --------    --------
Current:  Federal                          $  5,685     $  3,009    $    526
          State and foreign                   1,731          755         217
                                           --------     --------    --------

                                              7,416        3,764         743
                                           --------     --------    --------

Deferred: Federal                               430        1,728        (705)
          State and foreign                     (24)           9        (158)
                                           --------     --------    --------

                                                406        1,737        (863)
                                           --------     --------    --------

                                           $  7,822     $  5,501    $   (120)
                                           ========     ========    ========

The differences between the U.S. federal statutory income tax rate and the Company's effective tax rate are as follows:

                                            Jan. 2,     Dec. 27,    Dec. 28,
Fiscal Year Ended                            1999         1997        1996
-----------------------------              --------     --------    --------
Statutory tax rate                             35.0%        34.0%      (34.0%)
State income taxes, net of federal
   income tax benefit                           3.6          1.5        (1.3)
Tax effect of non-deductible goodwill           1.2          1.7        63.8
Untaxed earnings related to Henry's            (5.7)        (2.8)      (41.2)
Untaxed earnings related to Sun Harvest        (1.4)        (1.9)      (18.7)
Other, net                                     (0.5)         2.3        20.5
                                           --------     --------    --------

Effective tax rate                             32.2%        34.8%      (10.9)%
                                           ========     ========    ========


The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities are as follows (in thousands):
                                            Jan. 2,     Dec. 27,
Fiscal Year Ended                            1999         1997
-----------------------------              --------     --------
Deferred tax assets
   Inventory related                       $    237   $      326
   Vacation accrual                             724          574
   Other accruals                               352          502
   Other                                          3          408
                                           --------     --------

   Total deferred tax assets                  1,316        1,810
                                           --------     --------

Deferred tax liabilities
   Property related                          (2,462)      (2,550)
                                           --------     --------

   Total deferred tax liabilities            (2,462)      (2,550)
                                           --------     --------

Net deferred tax liability                 $ (1,146)    $   (740)
                                           ========     ========

During 1997, the Company fully utilized U.S. net operating loss carryforwards of approximately $1.9 million. Additionally, during 1997, the Company utilized state net operating loss carryforwards of approximately $4.1 million and, as of December 27, 1997, had state net operating loss carryforwards of approximately $137,000.

These state net operating loss carryforwards were fully utilized during 1998.

7.       REDEEMABLE CONVERTIBLE PREFERRED STOCK

Upon the closing of the Company's initial public offering on October 22, 1996, the Company's Series A, B, C, D and E redeemable convertible preferred stock shares were converted into an aggregate of 5,226,320 shares of the Company's common stock.

8.       CAPITAL STOCK

The Company declared a 3-for-2 stock split for all stockholders of record as of December 22, 1997, effective January 7, 1998 (see Note 17).

In December 1997, the Company completed a public offering of its common stock. The proceeds from the sale of 3,125,313 shares of common stock at $14.99 per share were approximately $46.5 million, net of the underwriting discount of $2.5 million and stock offering costs of $300,000.

The Company completed an initial public offering of its common stock on October 22, 1996. The proceeds from the sale of 3,150,000 shares of common stock at $11.11 per share were approximately $31.4 million, net of the underwriting discount of $2.5 million and stock offering costs of $1.1 million.

9.       STOCK PLANS, OPTIONS AND WARRANTS

EMPLOYEE STOCK PURCHASE PLAN
In August 1996, the Company's board of directors approved and adopted the Employee Stock Purchase Plan ("Purchase Plan") covering an aggregate of 287,307 shares of common stock. The Purchase Plan is intended to qualify as an employee stock purchase plan within the meaning of Section 423 of the Internal Revenue Code. Under the Purchase Plan, the board of directors may authorize participation by eligible employees, including officers, in periodic offerings. The offering period for any offering will be no more than 27 months. The board authorized an offering commencing on the initial public offering date of October 22, 1996 and ending June 30, 1997, and sequential six-month offerings thereafter.

Employees are eligible to participate in the currently authorized offerings if they have been employed by the Company or an affiliate of the Company incorporated in the United States for at least six months preceding October 22, 1996. Employees can have up to 15% of their earnings withheld pursuant to the Purchase Plan (10% under the currently authorized offerings) and applied on specified purchase dates (currently the last day of each authorized offering) to the purchase of shares of common stock. The price of common stock purchased under the Purchase Plan will be equal to 85% of the lower of the fair market value of the common stock on the commencement date of each offering or the relevant purchase date. As of January 2, 1999, there were approximately $43,000 of payroll deductions to be applied to purchase stock on June 30, 1999; as of December 27, 1997, there were approximately $126,000 of payroll deductions which purchased 12,911 shares of common stock on December 31, 1997.

EMPLOYEE STOCK OWNERSHIP PLAN
In conjunction with the acquisition of Alfalfa's in July 1996, the Company assumed an employee stock ownership plan ("ESOP") for Alfalfa's employees who were participants at the time of the acquisition. Following the acquisition, the Company discontinued contributions to the ESOP. In January 1998, the Company received a favorable determination letter from the Internal Revenue Service, authorizing termination of the ESOP and distribution of the ESOP shares. The 112,617 shares of the Company's common stock held in trust as of December 27, 1997, were distributed to the ESOP participants, pursuant to the terms of the ESOP, in February 1998.

1996 EQUITY INCENTIVE PLAN
The Company's 1996 Equity Incentive Plan (the "Incentive Plan") was adopted by the board of directors in August 1996 as an amendment and restatement of the Company's 1993 Stock Option Plan (the "1993 Plan"). The board designated all shares formerly available for issuance under the 1993 Plan and the 1991 Option Plan (the "1991 Plan") of Alfalfa's following the July 1996 acquisition of Alfalfa's to be available for issuance under the Incentive Plan. The board also amended the 1993 Plan and the 1991 Plan to transfer to the Incentive Plan any shares of common stock that are subject to an option which expires or otherwise terminates prior to exercise. At plan adoption, 1,852,721 shares of common stock were reserved for issuance under the Incentive Plan. In May 1998, an additional 1,237,500 shares of common stock were reserved for issuance under the Incentive Plan, pursuant to stockholder vote and approval.

The Incentive Plan provides for the grant of incentive stock options to employees (including officers and employee-directors) and nonqualified stock options, restricted stock purchase awards and stock bonuses to employees and directors. The exercise price of options granted under the Incentive Plan is determined by the board of directors, provided that the exercise price for an incentive stock option cannot be less than 100% of the fair market value of the common stock on the grant date and the exercise price for a nonqualified stock option cannot be less than 85% of the fair market value of the common stock on the grant date. Outstanding options generally vest ratably over a period of five years and generally expire ten years from the grant date.

WARRANTS
A five-year warrant to purchase 7,904 shares of the Company's common stock at an exercise price of $9.47 per share was outstanding at January 2, 1999.

FAIR VALUES
The Company applies Accounting Principles Board Opinion No. 25 and related Interpretations in accounting for its stock plans. Accordingly, no compensation expense has been recognized for these plans. Had compensation cost for these plans been determined based on the fair value at the grant dates as prescribed by FAS No. 123, Accounting for Stock-Based Compensation, the Company's net income (loss) allocable to common stock and basic and diluted earnings (loss) per share would have been reduced to the pro forma amounts indicated below (after giving effect to the pro forma tax adjustment -- see Notes 2 and 16):

                                                                            1998           1997            1996
                                                                          --------       ---------       ---------
Pro forma net income (loss) allocable to common stock
As reported ..........................................................    $ 14,619       $   9,389       $  (3,300)
Pro forma ............................................................    $ 12,827       $   8,403       $  (4,051)
Pro forma basic earnings (loss) per share
As reported ..........................................................    $   0.65       $    0.50       $   (0.31)
Pro forma ............................................................    $   0.57       $    0.45       $   (0.38)
Pro forma diluted earnings (loss) per share
As reported ..........................................................    $   0.63       $    0.48       $   (0.31)
Pro forma ............................................................    $   0.56       $    0.43       $   (0.38)

The fair value of the employees' purchase rights was estimated using the Black-Scholes model with the following weighted-average assumptions:

                                                                            1998           1997            1996
                                                                          --------       ---------       ---------
Estimated dividends ..................................................        None            None            None
Expected volatility ..................................................          46%             51%             51%
Risk-free interest rate ..............................................         4.5%            5.5%            5.6%
Expected life (years) ................................................         0.5             0.5             0.7
Weighted-average fair value per share ................................    $   4.66       $    3.69       $    3.28

The fair value of each option grant under the Incentive Plan is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions:

                                                                            1998           1997            1996
                                                                          --------       ---------       ---------
Estimated dividends ..................................................        None            None            None
Expected volatility ..................................................          46%             49%             51%
Risk-free interest rate ..............................................    4.5%-4.7%            5.8%       5.6%-7.1%
Expected life (years) ................................................           7               7               7

A summary of the status of the Company's Incentive Plan as of the 1998, 1997 and 1996 fiscal year ends and changes during the years ending on those dates is presented below:

                                                           Weighted
                                           Number           Average
                                             of            Exercise
                                           Shares           Price
                                         ---------        ---------
Outstanding as of December 30, 1995        705,809        $    5.31
Granted                                  1,056,044        $    6.71
Forfeited                                  (96,467)       $    6.53
Exercised                                 (114,570)       $    2.60
                                         ---------

Outstanding as of December 28, 1996      1,550,816        $    6.28
Granted                                    443,219        $   10.91
Forfeited                                 (226,401)       $    7.12
Exercised                                 (365,366)       $    4.71
                                         ---------

Outstanding as of December 27, 1997      1,402,268        $    7.95
Granted                                    346,611        $   17.91
Forfeited                                 (101,546)       $   11.11
Exercised                                 (227,979)       $    6.03
                                         ---------

Outstanding as of January 2, 1999        1,419,354        $   10.49
                                         =========


The following table summarizes information about incentive and nonqualified stock options outstanding and exercisable at January 2, 1999:

                                       Options Outstanding                Options Exercisable
Range of             Number        Remaining      Weighted Average     Number        Weighted Average
Exercise Prices    Outstanding  Contractual Life   Exercise Price    Exercisable      Exercise Price
---------------    -----------  ----------------  ----------------   -----------     ----------------
$1.77-4.39            113,845          4.9 years          $ 3.49        112,971            $ 3.49
$5.21-8.45            763,881          7.3                $ 7.41        395,670            $ 7.39
$11.11-15.11          142,967          8.6                $12.53         57,948            $12.35
$16.00-17.55          268,724          9.3                $16.47         27,843            $16.03
$17.67-24.00          129,937          9.5                $20.07          3,353            $19.29
                    ---------                                           -------
                    1,419,354          7.8                $10.49        597,785             $7.61
                    =========                                           =======

At January 2, 1999, options exercisable for 1,432,493 shares were available for future grant under the Incentive Plan. At December 27, 1997 and December 28, 1996, options for 525,363 and 616,904 shares with weighted average exercise prices of $7.21 and $4.92, respectively, were exercisable. The weighted-average grant-date per-share fair values of options granted during 1998, 1997 and 1996 were $17.49, $10.91 and $7.51, respectively.

10.      LITIGATION

Alfalfa's Canada, Inc., a Canadian subsidiary of the Company, is a defendant in a suit brought in the Supreme Court of British Columbia, by one of its distributors, Waysafer Wholefoods Limited and one of its principals, seeking monetary damages for breach of contract and injunctive relief to enforce a buying agreement for the three Canadian stores entered into by a predecessor of Alfalfa's Canada. Under the buying agreement, the stores must buy products carried by the plaintiff if such are offered at the current advertised price of its competitors. The suit was filed in September 1996. In June 1998, the Company filed a Motion for Dismissal on the grounds that the contract in dispute constituted a restraint of trade. The Motion was subsequently denied. The Company does not believe its potential exposure in connection with the suit to be material.

The Company also is named as defendant in various actions and proceedings arising in the normal course of business. In all of these cases, the Company is denying the allegations and is vigorously defending against them and, in some cases, has filed counterclaims. Although the eventual outcome of the various lawsuits cannot be predicted, it is management's opinion that these lawsuits will not result in liabilities that would materially affect the Company's financial position or results of operations.

11.      COMMITMENTS

The Company has numerous operating leases related to facilities occupied and store equipment. These leases generally contain renewal provisions at the option of the Company. Total rental expense (consisting of minimum rent and contingent rent) under these leases was $17.1 million, $13.7 million and $9.9 million during 1998, 1997 and 1996, respectively.

Future minimum lease payments under noncancelable operating leases as of January 2, 1999 are summarized as follows (in thousands):

Fiscal year ending
   1999                              $ 21,485
   2000                                23,657
   2001                                22,755
   2002                                22,320
   2003                                21,622
Thereafter                            172,201
                                     --------
Total minimum lease payments         $284,040
                                     ========

Minimum rentals for operating leases do not include contingent rentals which may become due under certain lease terms which provide that rentals may be increased based on a percentage of sales. During 1998, 1997 and 1996, the Company paid contingent rentals of $610,000, $453,000 and $388,000, respectively.

12.      NON-RECURRING EXPENSES

During 1998, a $393,000 non-recurring charge was recorded in conjunction with two pooling-of-interests transactions (see Note 2). The non-recurring charge consisted of $201,000 of employee severance costs, $162,000 of inventory and fixed asset write-downs, and $30,000 of lease cancellation costs. As of January 2, 1999, the remaining accrued liabilities related to the non-recurring charge totaled $22,000.

During 1996, the Company's Board of Directors made the following decisions related to the Company's operations, which resulted in an approximate $7.0 million non-recurring charge being recorded. Specifically, as a direct result of the July 1996 acquisition of Alfalfa's, the Company incurred $2.0 million by:
(1) closing the Wild Oats Lawrence, Kansas store as well as a regional bakery and kitchen; (2) moving out of its existing corporate headquarters and relocating to Alfalfa's; and (3) consolidating certain information systems, thereby abandoning certain Wild Oats hardware and software. In addition, after operating the combined businesses, management closed the Alfalfa's Seattle, Washington store and a restaurant in a Capers, Vancouver, British Columbia store which, at the time of the acquisition, it had planned to retain. These closures resulted in the remaining $5.0 million of the charge. Components of the non-recurring charge consist primarily of lease cancellation costs ($1.0 million), employee severance and relocation costs ($300,000) and losses on disposal or abandonment of certain assets ($5.7 million).

Cash paid for employee severance, relocation and lease cancellation costs related to the non-recurring charge totaled approximately $900,000 in 1997. During 1997, management adjusted certain accruals related to the non-recurring charge, including a $500,000 reduction following the settlement of a property-related obligation. At December 27, 1997, there were no remaining accrued liabilities related to the non-recurring charge.

13.      BENEFIT PLANS

The Company maintains a tax-qualified employee savings and retirement plan (the "401(k) Plan") covering the Company's employees. Pursuant to the 401(k) Plan, eligible employees may elect to reduce their current compensation by up to the lesser of 15% of their annual compensation or the statutorily prescribed annual limit ($10,000 in 1998) and have the amount of such reduction contributed to the 401(k) Plan. The 401(k) Plan provides for additional matching contributions to the 401(k) Plan by the Company in an amount determined by the Company prior to the end of each plan year. Total Company contributions during 1998, 1997 and 1996 were approximately $408,000, $256,000 and $95,000, respectively. The trustees of the 401(k) Plan, at the direction of each participant, invest the assets of the 401(k) Plan in designated investment options. The 401(k) Plan is intend to qualify under Section 401 of the Internal Revenue Code.

The Company, through Henry's, also sponsored a 401(k) plan covering Henry's employees with at least 12 months of service. Contributions are discretionary. Henry's contributed $106,000 and $72,000 to this 401(k) plan for fiscal 1998 and 1997, respectively. Henry's had no 401(k) plan prior to fiscal 1997.

The Company, through Sun Harvest, also sponsored a 401(k) plan covering Sun Harvest employees with at least 12 months of service. Contributions are discretionary. Sun Harvest contributed $36,134, $33,168, and $28,792 to this 401(k) plan for fiscal 1998, 1997, and 1996, respectively. Sun Harvest also paid plan administrative expenses of $8,920, $18,188 and $14,575 in fiscal 1998, 1997, and 1996, respectively.

14.      STOCKHOLDER RIGHTS PLAN

The Company has adopted a stockholder rights plan having both "flip-in" and "flip-over" provisions. Stockholders of record as of May 22, 1998 received the right ("Right") to purchase a fractional share of preferred stock at a purchase price of $145 for each share of common stock held. In addition, until the Rights become exercisable as described below and in certain limited circumstances thereafter, the Company will issue one Right for each share of common stock issued after May 22, 1998. For the "flip-in provision," the Rights would become exercisable only if a person or group acquires beneficial ownership of 15% (the "Threshold Percentage") or more of the outstanding common stock. Holdings of certain existing affiliates of the Company are excluded from the Threshold Percentage. In that event, all holders of Rights other than the person or group who acquired the Threshold Percentage would be entitled to purchase shares of common stock at a substantial discount to the then-current market price. This right to purchase common stock at a discount would be triggered as of a specified number of days following the passing of the Threshold Percentage. For the "flip-over" provision, if the Company was acquired in a merger or other business combination or transaction, the holders of such Rights would be entitled to purchase shares of the acquirer's common stock at a substantial discount.

15.      RELATED PARTY TRANSACTIONS

Elizabeth C. Cook and Michael C. Gilliland, executive officers and directors of the Company, are trustees of Wild Oats Community Foundation ("Foundation"), a non-profit organization. In 1998, the Foundation opened Wild Oats Wellness Centers in Boulder, Colorado and Albuquerque, New Mexico in space subleased from the Company. The Foundation pays to the Company the same rent as paid by the Company for the space. There are no material transactions between the Company and the Foundation.

Additionally, the Company had outstanding notes payable to directors and stockholders of Henry's totaling approximately $80,000 and $477,000 at January 2, 1999 and December 27, 1997, respectively (see Note 5).

During September 1999, the Company, through Sun Harvest, borrowed $100,000 on its line of credit which it advanced to a related party. The amount was repaid in October 1999.

In November 1998, the Company entered into a lease agreement with a related party for $7,500 per month for a term of 14 months. The total amount paid under this lease was $67,500 and $15,000 for the period ended September 28, 1999 and the year ended December 29, 1998, respectively.

16.      PRO FORMA NET INCOME (LOSS)

The pro forma net income (loss) and pro forma net income (loss) per share reflects the tax adjustment for the fiscal 1999 stock-for-stock transactions with the shareholders of Henry's and Sun Harvest, accounted for as a pooling of interests transactions (see Note 2), which included entities that were previously not taxable, as if Henry's and Sun Harvest had filed C Corporation tax returns for all periods presented. The effect is as follows:

                                         Fiscal         Fiscal        Fiscal
(In thousands)                            1998           1997          1996
------------------------------------------------------------------------------
Net income (loss) before pro forma
   adjustments, per the supplemental
   combined statements of operations    $ 16,439      $  10,296     $    (982)
Pro forma provision
   for income taxes                        2,096            907            78
------------------------------------------------------------------------------
Pro forma net income (loss)             $ 14,343      $   9,389     $    (904)
------------------------------------------------------------------------------

17.      SUBSEQUENT EVENTS (UNAUDITED)

In October 1999, at a special meeting of shareholders, the shareholders of the Company approved an increase in the authorized common stock of the Company to 60,000,000 shares.

A five-year warrant to purchase 7,904 shares of the Company's common stock at an exercise price of $9.47 per share was outstanding at January 2, 1999. The warrant was exercised prior to its November 14, 1999 expiration date.

On November 15, 1999, the Company acquired the operations of four existing natural foods supermarkets in metropolitan Boston, Massachusetts. The purchase price for this acquisition aggregated $12.5 million in cash. The acquisition was accounted for using the purchase method, and the excess of cost over the fair value of the assets acquired of $782,000 was allocated to goodwill, which is being amortized on a straight-line basis over 40 years.

The Company declared a 3-for-2 stock split for all stockholders of record as of November 17, 1999, effective December 1, 1999. All shares and per-share prices presented herein have been retroactively restated to reflect this stock split.

As of February 15, 2000, there were $75.0 million in borrowings outstanding under the $90.0 million line of this facility and $15.5 million outstanding under the $30.0 million line of this facility.

On February 17, 2000, the Company was named as defendant in CORNERSTONE III, LLC
V. WILD OATS MARKETS, INC., a suit filed in U.S. District Court for the Eastern District of Missouri by a former landlord who alleges that the Company breached its obligations under a lease agreement when Wild Oats notified the landlord that it was exercising its rights under the lease to terminate after the landlord failed to turn over possession of the leased property within the time period provided for in the lease. The plaintiff seeks actual and punitive damages.

                                       WILD OATS MARKETS, INC.
                            SUPPLEMENTAL COMBINED STATEMENT OF OPERATIONS

(In thousands)                                                             October 2, September 26,
For the Nine-Month Period Ended                                              1999         1998
---------------------------------------------------------------------------------------------------
                                                                          (Unaudited)  (Unaudited)
                                                                           ---------    ---------
Sales                                                                      $ 519,372    $ 385,917
Cost of goods sold and occupancy costs                                       360,251      268,337
                                                                           ---------    ---------
Gross profit                                                                 159,121      117,580
Operating expenses:
     Direct store expenses                                                   111,045       82,664
     Selling, general and administrative expenses                             20,373       14,847
     Pre-opening expenses                                                      2,262        1,899
     Non-recurring expenses                                                   11,538          393
                                                                           ---------    ---------
          Income from operations                                              13,903       17,777
Interest expense (income)                                                      2,655          (55)
                                                                           ---------    ---------
          Income before income taxes                                          11,248       17,832
Income tax expense                                                             2,926        5,435
                                                                           ---------    ---------
   Net income before cumulative effect of change in accounting principle       8,322       12,397
Cumulative effect of change in accounting principle, net of taxes                281           --
Net income                                                                 $   8,041    $  12,397
                                                                           =========    =========

Other comprehensive income:
     Foreign currency translation adjustment, net                                640          (84)
                                                                           ---------    ---------
Comprehensive income                                                       $   8,681    $  12,313
                                                                           =========    =========

Pro forma net income (Note 4)                                              $   6,205    $  10,870
                                                                           =========    =========

Basic net income (loss) per common share:
     Continuing operations                                                 $    0.37    $    0.55
     Cumulative effect of change in accounting principle                       (0.01)          --
                                                                           ---------    ---------
     Net income                                                            $    0.36    $    0.55
                                                                           ---------    ---------

Diluted net income (loss) per common share:
     Continuing operations                                                 $    0.36    $    0.54
     Cumulative effect of change in accounting principle                       (0.01)          --
                                                                           ---------    ---------
     Net income                                                            $    0.35    $    0.54
                                                                           ---------    ---------

Weighted average common shares outstanding:
     Basic                                                                    22,759       22,395
     Assuming dilution                                                        23,353       23,121

The accompanying notes are an integral part of these supplemental combined financial statements (unaudited).

                                WILD OATS MARKETS, INC.
                          SUPPLEMENTAL COMBINED BALANCE SHEET
                         (IN THOUSANDS, EXCEPT SHARE AMOUNTS)

                                                                          October 2,
                                                                             1999
-------------------------------------------------------------------------------------
                                                                          (Unaudited)
                                                                          -----------
ASSETS
Current assets:
     Cash and cash equivalents                                             $ 20,640
Inventories, net                                                             47,094
Accounts receivable (net of allowance for doubtful accounts of $189)          2,447
Prepaid expenses and other current assets                                     3,089
Deferred income taxes                                                         2,320
                                                                           --------
     Total current assets                                                    75,590
                                                                           --------
Property and equipment, net                                                 142,930
Intangible assets, net                                                      110,469
Deposits and other assets                                                     1,982
                                                                           --------
                                                                           $330,971
                                                                           ========
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable                                                           $ 44,890
Accrued liabilities                                                          23,114
Notes payable                                                                 6,145
Current portion of long-term debt                                             1,444
Current portion of obligations in capital leases                                342
                                                                           --------
Total current liabilities                                                    75,935
                                                                           --------
Long-term debt                                                               88,399
Obligations in capital leases                                                   687
Deferred income taxes                                                         3,608
Other long-term obligations                                                   1,684
                                                                           --------
                                                                            170,313
Stockholders' equity:
     Preferred stock; $0.001 par value; 5,000,000
          shares authorized; no shares issued and outstanding
     Common stock; $0.001 par value; 60,000,000
          shares authorized; 22,053,674 issued and outstanding                   23
     Additional paid-in capital                                             147,891
     Retained earnings                                                       12,215
     Accumulated other comprehensive income                                     529
                                                                           --------
          Total stockholders' equity                                        160,658
                                                                           --------
                                                                           $330,971
                                                                           ========

The accompanying notes are an integral part of these supplemental combined financial statements (unaudited).

                             WILD OATS MARKETS, INC.
                  SUPPLEMENTAL COMBINED STATEMENT OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                  October 2,   September 26,
For the Nine-Month Period Ended                                     1999            1998
--------------------------------------------------------------------------------------------
                                                                 (Unaudited)     (Unaudited)
                                                                  ---------       ---------
CASH FLOWS FROM OPERATING ACTIVITIES
Net income                                                        $   8,041       $  12,397
Adjustments to reconcile net income to
     net cash provided by operating activities:
     Depreciation and amortization                                   15,768          10,903
     Loss (gain) on disposal of property and equipment                   14            (106)
     Non-recurring expenses                                          11,249
     Deferred tax provision (benefit)                                  (987)             60
     Change in assets and liabilities:
     Inventories                                                     (5,473)         (2,616)
     Receivables and other assets                                      (556)           (812)
     Accounts payable                                                 9,178           6,668
     Accrued liabilities                                              2,126           5,730
                                                                  ---------       ---------
     Net cash provided by operating activities                       39,360          32,224
                                                                  ---------       ---------

CASH FLOWS FROM INVESTING ACTIVITIES
Capital expenditures                                                (49,035)        (40,923)
Payment for purchase of acquired entities, net of cash acquired     (65,758)         (9,585)
Proceeds from sale of assets                                         16,356              --
                                                                  ---------       ---------
     Net cash used by investing activities                          (98,437)        (50,508)
                                                                  ---------       ---------

CASH FLOWS FROM FINANCING ACTIVITIES
Borrowings under line-of-credit agreement                           144,845
Payments under line-of-credit agreement                             (64,845)
Payments on notes payable and long-term debt                         (9,750)         (2,741)
Payments on capital leases                                             (587)
Distribution to stockholders                                         (5,150)         (3,437)
Contributions                                                                           300
Proceeds from notes payable and long-term borrowing                   1,463             810
Proceeds from issuance of common stock, net                           2,618           1,517
     Net cash provided (used) by financing activities                68,594          (3,551)
                                                                  ---------       ---------
Effect of exchange rate on cash                                        (266)            (93)
                                                                  ---------       ---------
Net increase in cash and cash equivalents                             9,251         (21,928)
Cash and cash equivalents at beginning of year                       11,389          46,822
                                                                  ---------       ---------
Cash and cash equivalents at end of period                        $  20,640       $  24,894
                                                                  =========       =========

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
     Cash paid for interest                                       $   2,313       $     755
                                                                  =========       =========
     Cash paid for income tax                                     $   1,912       $   3,757
                                                                  =========       =========

SUPPLEMENTAL DISCLOSURE OF NON-CASH INVESTING AND FINANCING ACTIVITIES:
     Non-cash adjustment to purchase price for
       Nature's acquisition                                       $  3,129
                                                                  ========
     Short-term note receivable for sale of property                              $     365
                                                                                  =========

The accompanying notes are an integral part of these supplemental combined financial statements (unaudited).

WILD OATS MARKETS, INC.
NOTES TO THE SUPPLEMENTAL COMBINED FINANCIAL STATEMENTS (UNAUDITED)


1.       ACCOUNTING POLICIES

The supplemental combined balance sheet as of October 2, 1999, and the supplemental combined statement of operations, the supplemental combined statement of changes in stockholders' equity, and the supplemental combined statement of cash flows for the nine-month periods ended October 2, 1999 and September 26, 1998, have been prepared without an audit. In the opinion of management, all adjustments, consisting only of normal, recurring adjustments necessary for a fair presentation thereof, have been made.

Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted. It is suggested that these supplemental combined financial statements be read in conjunction with the supplemental combined financial statements and notes thereto as of January 2, 1999 and for the three fiscal years then ended included in this Form 8-K. The results of operations for interim periods presented are not necessarily indicative of the operating results for the full year.

As more fully described in Note 3, on December 15, 1999, the Company completed a stock-for-stock transaction with the shareholders of Sun Harvest Farms, Inc. and its affiliate (together, "Sun Harvest"), which was accounted for as a pooling of interests. The accompanying unaudited supplemental combined financial statements have been restated to include the accounts of Sun Harvest for all periods presented.

2.       NEW ACCOUNTING PRONOUNCEMENTS

In March 1998, the American Institute of Certified Public Accountants ("AICPA") issued Statement of Position ("SOP") 98-1, Accounting for the Costs of Computer Software Developed or Obtained for Internal Use. SOP 98-1, which is effective for transactions in fiscal years beginning after December 15, 1998, provides guidance on accounting for the costs of computer software developed or obtained for internal use. The Company adopted SOP 98-1 in fiscal 1999 with no material effect on its reported financial results.

In April 1998, the AICPA issued SOP 98-5, Accounting for the Costs of Start-Up Activities. SOP 98-5 provides guidance on how entities should account for pre-opening costs, pre-operating costs, organization costs and start-up costs. SOP 98-5 requires that the costs of start-up activities be expensed as incurred. SOP 98-5 is effective for fiscal years beginning after December 15, 1998, and the initial application should be reported as a cumulative effect of a change in accounting principle. The Company adopted SOP 98-5 in fiscal 1999 and recorded approximately $281,000 as a cumulative effect of a change in accounting principle, net of taxes, during the first quarter of 1999. The impact on basic and diluted earnings per share of this adoption was $(0.02) for the six months ended July 3, 1999. The Company expects SOP 98-5 to have no material effect on its ongoing results of operations.

In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards ("FAS") No. 133, Accounting for Derivative Instruments and Hedging Activities. FAS No. 133, as amended is effective for fiscal quarters beginning after June 15, 2000, and requires all derivatives to be recognized in the balance sheet as either assets or liabilities and measured at fair value. In addition, all hedging relationships must be reassessed and documented pursuant to the provisions of FAS No. 133. The Company will adopt FAS No. 133 for all fiscal quarters beginning after June 15, 2000, but does not expect such adoption to materially affect its financial statement presentation due to the Company's limited use of such instruments.

3.       BUSINESS COMBINATIONS

On February 1, 1999, the Company acquired the operations of three existing natural foods supermarkets in Tucson, Arizona. The purchase price for this acquisition aggregated $18.4 million in cash. The acquisition was accounted for using the purchase method, and the excess of cost over the fair value of the assets acquired of $16.8 million was allocated to goodwill, which is being amortized on a straight-line basis over 40 years.

On April 30, 1999, the Company acquired the operations of three existing natural foods supermarkets in Norwalk and Hartford, Connecticut and Melbourne, Florida. The purchase price for this acquisition aggregated $6.5 million in cash. The acquisition was accounted for using the purchase method, and the excess of cost over the fair value of the

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


assets acquired and liabilities assumed of $6.1 million was allocated to goodwill, which is being amortized on a straight-line basis over 40 years.

On May 29, 1999, the Company acquired all of the outstanding stock of Nature's Fresh Northwest, Inc. ("Nature's"), a Delaware corporation that owned seven operating nature foods stores, with one new store and one relocation in development in metropolitan Portland, Oregon. The purchase price for this acquisition aggregated $40.0 million in cash, including the assumption by the Company of a $17.0 million promissory note owed by Nature's to General Nutrition, Incorporated, its parent corporation. The acquisition was accounted for using the purchase method, and the excess of cost over the fair value of the assets acquired and liabilities assumed of $33.5 million was allocated to goodwill, which is being amortized on a straight-line basis over 40 years.

On September 27, 1999, the Company issued approximately 2.1 million shares of its common stock in exchange for all of the outstanding stock of Henry's Marketplace, Inc. ("Henry's") in a transaction accounted for as a pooling of interests. Accordingly, the financial position, results of operations and cash flows of Henry's have been combined with those of the Company. Certain reclassifications have been made to the prior financial statements of Henry's to conform with the Company financial presentation and policies. There were no intercompany transactions between the Company and Henry's for all periods presented.

On December 15, 1999, the Company issued approximately 889,000 shares of its common stock in exchange for all of the outstanding stock of Sun Harvest in a transaction accounted for as a pooling of interests. Accordingly, the financial position, results of operations and cash flows of Sun Harvest have been combined with those of the Company in these supplemental combined financial statements. Certain reclassifications have been made to the prior financial statements of Sun Harvest to conform with the Company financial presentation and policies. There were no intercompany transactions between the Company and Sun Harvest for all periods presented.

RESULTS OF POOLED COMPANY PRIOR TO TRANSACTION
Separates results of operations for the Company and Sun Harvest operations for the periods prior to the transaction are as follows (in thousands):

                                           October 2,     September 26,
For the Nine-Month Period Ended               1999             1998
-----------------------------------------------------------------------
Sales:
   Wild Oats                                $ 478,163        $ 347,981
   Sun Harvest                                 41,209           37,936
                                            ---------        ---------
Combined                                    $ 519,372        $ 385,917
                                            =========        =========
Net Income:
   Wild Oats                                $   6,755        $  11,424
   Sun Harvest                                  1,286              973
                                            ---------        ---------
Combined                                    $   8,041        $  12,397
                                            =========        =========
Other Changes in Stockholders' Equity:
   Wild Oats                                $     898        $     697
   Sun Harvest                                   (889)             158
                                            ---------        ---------
Combined                                    $       9        $     855
                                            =========        =========

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

4.       NON-RECURRING EXPENSES

During the first quarter of 1999, the Company's management made certain decisions relating to the Company's operations and selected store closures, which resulted in approximately $10.9 million of non-recurring expenses being recorded. These decisions included (1) a change in the Company's strategic direction, resulting in the closure in the second quarter of 1999 of its two "Farm to Market" stores located in Buffalo Grove, Illinois, and Tempe, Arizona ($4.5 million), and (2) a decision by the Company's management to allocate corporate resources to servicing new and existing stores, rather than closed sites ($6.4 million). Components of the non-recurring charge consist primarily of non-cancelable lease obligations through the year 2000 ($1.2 million) and abandonment of fixed and intangible assets ($9.7 million). At October 2, 1999, the remaining accrued liabilities related to the non-recurring charge totaled approximately $511,000.

During the third quarter of 1999, the Company recognized non-recurring expenses related to the pooling transaction with Henry's that totaled $645,000. Components of the non-recurring charge consist primarily of non-cancelable lease obligations and professional fees associated with the pooling.

5.       LITIGATION

In August 1998, the Company filed WILD OATS MARKETS, INC. V. PLAZA ACQUISITION, INC. in United States District Court for the Northern District of Illinois, Eastern Division, seeking recovery of $300,000 in tenant improvement allowances owed to it by its landlord for the build-out of its Buffalo Grove, Illinois store. The landlord counterclaimed for $1 million in damages, alleging that the Company breached covenants requiring construction to be completed by a certain date and other operating covenants. After the Company closed the Buffalo Grove store in May 1999, the landlord increased its counterclaim to $3 million, including accelerated rent resulting from an alleged breach of a continuous operations clause in the lease. However, because the lease requires the payment of percentage rent only until a certain level of gross sales is achieved, and because that level was never achieved, the actual amount of rent due, even if accelerated, cannot be determined at this time. The Company asserted several defenses to the counterclaim. Motions for summary judgment were filed by each party. The Company's motion was denied and the landlord's motion to accelerate rent was granted; however, at this time an assessment of damages, if any, to which the landlord may become entitled cannot be made for the reasons stated above.

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ITEM 7.  FINANCIAL STATEMENTS AND EXHIBITS

(a)  Financial Statements of Businesses Acquired
         Not applicable.

(b)  Pro Forma Financial Information
         Not applicable.

(c)  Exhibits

The following exhibits to this Form 8-K are filed pursuant to the requirements of Item 601 of Regulation S-K:

Exhibit Number     Description of Document
--------------     -----------------------
23.1               Consent of PricewaterhouseCoopers LLP
23.2               Consent of KPMG LLP
23.3               Consent of Ernst & Young LLP
27.1               Financial Data Schedule - December 27, 1997
27.2               Financial Data Schedule - January 2, 1999
27.3               Financial Data Schedule - October 2, 1999

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


                                   SIGNATURES


Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized, on the 28th day of February, 2000.


                           Wild Oats Markets, Inc.

                           By  /s/ MARY BETH LEWIS
                               -------------------------------------------------
                                   Mary Beth Lewis
                                   Executive Officer and Chief Financial Officer (Principal Financial and Accounting Officer)

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